 As filed with the Securities and Exchange Commission on March 27, 1997

                                                  Registration No. 333-_________
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              TIB FINANCIAL CORP.
                 (Name of Small Business Issuer in Its Charter)


          Florida                                   6711                                 65-0655973
 ---------------------------             ----------------------------               ----------------------
  (State of Jurisdiction of              (Primary Standard Industrial                  (I.R.S. Employer
Incorporation or Organization)            Classification Code Number)                 Identification No.)

                             99451 Overseas Highway
                            Key Largo, FL 33037-7808
                                 (305) 451-4660
         (Address and Telephone Number of Principal Executive Offices)


                    Edward V. Lett                                           With a copy to:
         President and Chief Executive Officer                           Stanley H. Pollock, Esq.
                  TIB Financial Corp.                                      V. Richard Hoyt, Esq.
                99451 Overseas Highway                                      Holland & Knight LLP
               Key Largo, FL 33037-7808                               Suite 2000, One Atlantic Center
                     (305) 451-4660                                     1201 West Peachtree Street
(Name, address and telephone number of agent for service)               Atlanta, Georgia 30309-3400

                 -------------------------------------------
Approximate date of proposed sale to the public: As soon as practicable following effectiveness of this Registration Statement.

If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [__]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [__]

                 -------------------------------------------


                                                 CALCULATION OF REGISTRATION FEE
===========================================================================================================================
                                                          Proposed Maximum     Proposed Maximum
         Title of Class of                 Amount          Offering Price          Aggregate              Amount of
    Securities To Be Registered       To Be Registered      Per Share(1)       Offering Price(1)      Registration Fee(1)
---------------------------------------------------------------------------------------------------------------------------
            Common Stock                 1,178,124             $5.35              $6,302,963                $1,910
===========================================================================================================================


(1)Estimated solely for the purpose of calculating the registration fee on the basis of the book value of $5.35 per share of common stock on February 28, 1997.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             CROSS REFERENCE TABLE

                             LOCATION IN PROSPECTUS
                       OF INFORMATION REQUIRED BY PART I
                                  OF FORM S-1

 ITEM NUMBER AND CAPTION                                     LOCATION OR HEADING IN PROSPECTUS
 -----------------------                                     ---------------------------------
 1.       Forepart of the Registration Statement and         Forepart of the Registration Statement Outside Front
          Outside Front Cover Page of Prospectus . . . .     Cover Page of Prospectus

 2.       Inside Front and Outside Back Cover Pages of
          Prospectus . . . . . . . . . . . . . . . . . .     Inside Front and Outside Back Cover Pages of Prospectus

 3.       Summary Information, Risk Factors and Ratio of
          Earnings to Fixed Charges  . . . . . . . . . .     Prospectus Summary; Risk Factors

 4.       Use of Proceeds  . . . . . . . . . . . . . . .     Use of Proceeds

 5.       Determination of Offering Price  . . . . . . .     Plan of Distribution

 6.       Dilution . . . . . . . . . . . . . . . . . . .     Not Applicable

 7.       Selling Security Holders . . . . . . . . . . .     Selling Shareholders

 8.       Plan of Distribution . . . . . . . . . . . . .     Plan of Distribution

 9.       Description of Securities to be Registered . .     Description of Capital Stock

 10.      Interests of Named Experts and Counsel . . . .     Legal Matters; Experts

 11.      Information with Respect to the Registrant . .     Prospectus Summary; Risk Factors; The Company;
                                                             Capitalization; Market Information and Dividends;
                                                             Management's Discussion and Analysis of Financial
                                                             Condition and Results of Operations; Business;
                                                             Management and Principal Shareholders; Supervision and
                                                             Regulation; Description of Capital Stock; Legal Matters;
                                                             Financial and Statistical Information; Financial
                                                             Statements
 12.      Disclosure of Commission Position on
          Indemnification for Securities Act Liabilities     Management and Principal Shareholders


PROSPECTUS
                              TIB FINANCIAL CORP.

     UP TO 1,178,124 SHARES OF COMMON STOCK OFFERED BY SELLING SHAREHOLDERS

       This Prospectus relates to 1,178,124 shares (the "Shares") of the $0.10 par value common stock ("Common Stock") of TIB Financial Corp. (the "Company") that may be offered for sale from time to time by certain shareholders of the Company. See "Selling Shareholders." The Shares are either presently outstanding shares of Common Stock owned by Company directors (the "Selling Shareholders") or shares of Common Stock subject to options held by them. No period of time has been fixed during which the Shares must be sold, and each Selling Shareholder may determine to sell all, none or any number of the Shares specified as available for sale by him pursuant to this offering.

       INVESTMENT IN THE SHARES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE ___ OF THIS PROSPECTUS. Prospective purchasers should recognize that an investment in Shares involves certain risks. In particular, there is no established public trading market or market maker for the Common Stock, the Company's financial performance is dependent on the performance of the tourism industry in the Florida Keys, regulatory and other restrictions limit the dividends payable by the Company's wholly owned subsidiary, TIB Bank of the Keys (the "Bank") to the Company and by the Company to shareholders, and the high level of competition in the financial institutions industry.

       The Selling Shareholders have advised the Company that they (or their successors-in-interest) may sell their respective Shares from time to time at negotiated prices in individually negotiated transactions, through securities broker-dealers at market prices prevailing at the time of the sale if a market for the Common Stock develops, in a future underwritten public offering or otherwise. Sales may be made pursuant to this Prospectus to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of Common Stock for whom such broker-dealers may act as agent or to whom they may sell as principal or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). One or more supplemental prospectuses will be filed pursuant to Rule 424 under the Securities Act of 1933, as amended (the "Securities Act"), to describe any material arrangements for the sales of the Shares when such arrangements are entered into by any of the Selling Shareholders and any broker-dealers that participate in the sale of the Shares.

       Any broker-dealers or other persons acting on behalf of the Selling Shareholders in connection with the sale of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit realized by them on the resale of the Shares as principals may be deemed to be underwriting commissions under the Securities Act. As of the date hereof, there are no special selling arrangements between any broker-dealer or other person and any Selling Shareholder.

       The Company will not receive any part of the proceeds of any sales of
Shares pursuant to this Prospectus.   The Selling Shareholders will bear any
commissions or underwriting discounts incurred in connection with any sales of Shares through broker-dealers or in any underwritten public offering. The Company has agreed to pay the expenses of this offering, estimated to be $
*, and has indicated that it will keep the Registration Statement covering the Shares effective until the Shares are sold. No other public offering of Shares is currently contemplated. See "Plan of Distribution."

  THESE SECURITIES ARE NOT SAVINGS DEPOSITS AND ARE NOT INSURED BY THE FEDERAL
         DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY
           OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

             The date of this Prospectus is _________________, 1997

       NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT ANY INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY SECURITIES OTHER THAN THE SHARES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR WOULD BE UNLAWFUL.

                             ADDITIONAL INFORMATION

       The Company has filed a Registration Statement under the Securities Act of 1933, as amended, with respect to the securities offered hereby with the Securities and Exchange Commission (the "Commission"). As permitted by the Rules and Regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits filed therewith and reference is made to the Registration Statement and the exhibits filed therewith for further information concerning the Company and the securities offered hereby. Each statement contained in this Prospectus as to the contents of a document filed as an exhibit to the Registration Statement is qualified by reference to the exhibit for a complete statement of its terms and conditions. Copies of such material, as well as periodic reports and information filed by the Company, can be obtained upon payment of the fees prescribed by the Commission, or may be examined at the offices of the Commission without charge, at (i) the public reference facilities in Washington, D.C. at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, (ii) the Northeast Regional Office in New York at 7 World Trade Center, Suite 1300, New York, New York 10048, and (iii) the Midwest Regional Office in Chicago, Illinois at 500 West Madison Street, Suite 1400, Chicago, Illinois 66661-2511. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (the address of such site is http://www.sec.gov).

       The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference herein, other than exhibits to such documents (unless such exhibits are
specifically incorporated by reference into such documents).   Such requests
should be directed to the Company at its principal executive offices at 99451 Overseas Highway, Key Largo, Florida 33037-7808, Attention: Edward V. Lett, President and Chief Executive Officer, telephone number (305) 451-4660.

       The Company may not be required to deliver an annual report to shareholders pursuant to Section 14 of the Securities Exchange Act of 1934, as amended. However, the Company intends to furnish its shareholders with annual reports that include audited financial statements in any event. The Company currently plans to apply to list the Company's common stock on the National Market System of the NASDAQ Stock Market by the end of the second calendar quarter.

                               PROSPECTUS SUMMARY

       THE FOLLOWING SELECTED INFORMATION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS, AND SHOULD BE READ TOGETHER THEREWITH. PROSPECTIVE PURCHASERS SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY BEFORE MAKING AN INVESTMENT DECISION.

THE COMPANY

       TIB Financial Corp. is a Florida corporation that serves as the holding company for TIB Bank of the Keys (the "Bank"), a Florida state-chartered commercial bank engaged in a general commercial banking business with nine banking offices located throughout the Florida Keys. The Company is registered as a bank holding company with the Board of Governors of the Federal Reserve System ("Federal Reserve") under the federal Bank Holding Company Act of 1956, as amended ("BHC Act"). The Company was incorporated in February 1996 to facilitate a reorganization (the "Reorganization") pursuant to which the Company became the parent holding company for the Bank. The Reorganization was completed on August 31, 1996. Through the Bank, the Company provides a broad range of banking and financial services in Monroe County, Florida. See "The Company" and "Business."

       The Bank, which is currently the Company's only subsidiary, is a member of the Federal Deposit Insurance Corporation ("FDIC") and its deposits are insured by the Bank Insurance Fund (the "BIF") of the FDIC.

       The Company maintains its principal executive offices at 99451 Overseas Highway, Key Largo, Florida 33037-7808, and its telephone number is (305) 451-4660.

BUSINESS STRATEGY

       The Company currently intends to expand and diversify its operations by entering into new lines of business through the Bank and, potentially, other Company subsidiaries, and by acquiring other financial institutions.
Management believes that this strategy, combined with continued growth of its existing business, will result in more efficient operations and increase the likelihood of sustained profitability. However, there can be no assurance that the Company will be successful in implementing this strategy, attaining anticipated efficiencies or sustaining profitable operations. See "The
Company -- Business Strategy."

THE OFFERING

Securities offered  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Up to 1,178,124 Shares

Common Stock outstanding before and after sale of Shares  . . . . . . . . . . . . . . . . . . . . . . . 4,334,364 Shares

See "Plan of Distribution" and "Selling Shareholders."

RISK FACTORS

       Prospective purchasers should recognize that an investment in Shares involves certain risks. In particular, there is no established public trading market or market maker for the Common Stock, the Company's financial performance is dependent on the performance of the tourism industry in the Florida Keys, regulatory and other restrictions limit the dividends payable by the Bank to the Company and by the Company to shareholders, and the high level
of competition in the financial institutions industry.   See "The Company;"
"Risk Factors;" "Determination of Offering Price;" "Business -- Competition;" and "Supervision and Regulation."

                                  RISK FACTORS

       The purchase of Shares involves various risks. Prospective purchasers should consider the following factors, among others, before making a decision to purchase Shares.

       LACK OF ESTABLISHED TRADING MARKET FOR SHARES. There is no established public trading market or market maker for the Common Stock, and trading of Common Stock has been limited. There can be no assurance that an active trading market for Common Stock will develop or be maintained in the future.
As a result, a purchaser of Shares may experience difficulty in selling purchased Shares in a timely manner and may be required to sell their Shares at a discount to the price that would be established in an active trading market. See "Market Information and Dividends." However, the Company currently plans to apply to list the Company's common stock on the National Market System of the Nasdaq Stock Market by the end of the second calendar quarter.

       REGIONAL ECONOMIC FACTORS. All of the Bank's offices are located in Monroe County in the Florida Keys. As a result, the Company's financial performance is substantially dependent on the strength of the economy in the Florida Keys, which is directly and indirectly dependent on the tourism industry. A downturn in the tourism industry could negatively impact the value of collateral securing loans held in the Bank's portfolio, the ability of borrowers to repay such loans in accordance with original terms and demand for the Bank's loans, deposits and other products.

       GENERAL ECONOMIC CONDITIONS. Economic conditions beyond the Company's control may have a significant impact on the Company's operations, including such matters as changes in net interest income from one period to another. Examples of such conditions include: (i) the strength of credit demand by customers; (ii) the percentage of deposits that must be held in the form of non-earning cash reserves; (iii) the introduction and growth of new investment instruments and transaction accounts by non-bank financial competitors; and
(iv) changes in the general levels of interest rates, including changes resulting from Federal Reserve monetary activities.

       RESTRICTIONS ON DIVIDENDS. Cash dividends will be payable on Shares only when, as and if declared by the Company's Board of Directors from funds available therefor. The principal potential source of the funds for any cash dividend payments by the Company is currently any cash dividend that may be paid in the future by the Bank. Both the Company and the Bank are subject to statutory and regulatory restrictions on the payment of dividends and must maintain adequate capital, which reduces the amount available for dividends. See "Market Information and Dividends" and "Supervision and Regulation."

       COMPETITION. The Company operates in highly competitive markets with other banks, mortgage companies and other financial institutions, many of which have greater financial and other resources than available to the Company. The Company competes with institutions affiliated with much larger institutions operating on a statewide, regional or national basis. The Company's long term success will depend on its ability to compete successfully in its service areas. See "Business -- Competition."

       MONETARY POLICY. Like all regulated financial institutions, the Company will be affected by monetary policies implemented by the Federal Reserve and other federal instrumentalities. A primary instrument of monetary policy employed by the Federal Reserve is the restriction or expansion of the money supply through open market operations and changes in reserve requirements and the discount rate. These operations sometimes cause wide fluctuations in interest rates and can have direct, adverse effects on the operating results of financial institutions. Future changes in fiscal and monetary policy may also alter the competitive environment for financial services. The possibility and nature of such changes cannot be assessed at this time. See "Supervision and Regulation -- Monetary and Fiscal Policies."

       GOVERNMENTAL REGULATION. The business of the Company and the Bank is subject to extensive regulation. Various aspects of existing laws and regulations, as well as laws enacted and regulations promulgated in the future, may have adverse effects on the Company's profitability. See "Supervision and Regulation."

                                  THE COMPANY

GENERAL

       The Company is a Florida corporation that is registered as a bank holding company with the Federal Reserve under the BHC Act. The Company was incorporated in February 1996 to facilitate the Reorganization pursuant to which the Company became the parent holding company of the Bank effective on August 31, 1996. Through the Bank, the Company provides a broad range of commercial banking and financial services through nine banking offices located throughout the Florida Keys in Monroe County, Florida. The Company currently engages in no significant operations other than the ownership of the Bank.

       The Bank was incorporated under the laws of the State of Florida on December 28, 1973, and began banking business on February 1, 1974. As of December 31, 1996, the Company had total assets of approximately $241.0 million, total deposits of approximately $204.9 million and total shareholders' equity of approximately $22.6 million.

       The Company's principal executive offices are located at 99451 Overseas Highway, Key Largo, Florida 33037-7808. The Company's mailing address is P.O. Box 2808, Key Largo, Florida, 33037-7808. Its telephone number is (305) 451-4660.

THE REORGANIZATION

       The Company became the parent holding company for the Bank as a result of a corporate reorganization (the "Reorganization") on August 31, 1996. Pursuant to the Reorganization, each of the 1,426,488 shares of the Bank's common stock outstanding on that date was converted into the right to receive one share of Common Stock. In addition, each outstanding Bank employee and director stock option was replaced with a Company stock option with substantially equivalent terms, except that such options apply on a one-for-one basis to shares of Common Stock rather than shares of the common stock of the Bank.

BUSINESS STRATEGY

       The Company currently intends to expand and diversify its operations by entering into new lines of business through the Bank and, potentially, other Company subsidiaries, and by acquiring other financial institutions located in Florida. Management believes that this strategy, combined with continued growth of its existing business, will result in more efficient operations and increase the likelihood of sustained profitability. See "Business". However, there can be no assurance that the Company will be successful in implementing this strategy or attaining anticipated efficiencies or profitability.


                              SELLING SHAREHOLDERS

       With respect to each Selling Shareholder, the following table sets forth the Selling Shareholder's name, positions with the Company, the number of shares of Common Stock owned beneficially as of the date of this Prospectus, the maximum number of Shares that may be offered for sale by that Selling Shareholder pursuant to this offering, and the number of shares of Common Stock that such Selling Shareholder will own after this offering if all of the Shares are sold. See also "Plan of Distribution" and "Management and Principal Shareholders."

                                                                SHARES        MAXIMUM SHARES      COMMON STOCK
                                        POSITION WITH        BENEFICIALLY        OFFERED          OWNED AFTER
         NAME                             THE COMPANY            OWNED                             OFFERING*
         ----
         W. Kenneth Meeks                Director and           896,802           896,802              0
                                           Chairman

         Joseph H. Roth, Jr.               Director             281,322           281,322              0


         * Assumes the sale of all Shares eligible to be sold by the respective Selling Shareholder, who may determine not to sell any Shares.

                              PLAN OF DISTRIBUTION

       The 1,178,124 Shares covered by this Prospectus are either presently issued and outstanding shares of Common Stock which are owned by the Selling Shareholders, or are Shares of Common Stock subject to options held by the Selling Shareholders. Each Selling Shareholder will determine the number of Shares, if any, that he will sell from time to time pursuant to this offering. The maximum number of Shares that each Selling Shareholder may sell pursuant to this offering is set forth opposite the respective Selling Shareholder's name in the table in the "Selling Shareholders" section of this Prospectus above. The Shares represent approximately 27.1% of the issued and outstanding shares of the Company's common stock. This Prospectus does not restrict the availability of any exemption under the securities laws or the regulations under those laws pursuant to which the Selling Shareholders may sell or otherwise dispose of the Shares, including Rule 144 under the Securities Act of 1933, as amended (the "Securities Act").

       The Selling Shareholders have advised the Company that they (or their pledgees, donees, transferees or other successors in interest) may sell their respective Shares from time to time at negotiated prices in individually negotiated transactions, through securities broker-dealers at market prices prevailing at the time of the sale if a market for the Common Stock develops, in a future underwritten public offering or otherwise. The Shares may be sold through broker-dealers by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary unsolicited brokerage transactions; or (d) transactions in which the broker solicits purchasers. Sales may be made pursuant to this Prospectus to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of Common Stock for whom such broker-dealer may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). One or more supplemental prospectuses will be filed pursuant to Rule 424 under the Securities Act to describe any material arrangements for the sales of the Shares when such arrangements are entered into by any of the Selling Shareholders and any other broker-dealers that participate in the sale of the Shares.

       Any broker-dealers or other persons acting on behalf of the Selling Shareholders in connection with the sale of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of the Shares as principals may be deemed to be underwriting commissions under the Securities Act. As of the date hereof, there are no special selling arrangements between any broker-dealer or other person and any Selling Shareholder. In order to comply with the securities laws of certain states, if applicable, the Shares may be required to be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless exempt or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available.

       The Selling Shareholders will bear any commissions or underwriting discounts incurred in connection with any sales of Shares through broker-dealers or in any underwritten public offering. The Company has agreed
to pay the expenses of this offering, estimated to be $       * and has
indicated that it will keep the Registration Statement covering the Shares effective until the Shares are sold. In addition, certain Selling Shareholders have agreed to indemnify the Company, its directors, officers, agents and control persons against certain liabilities incurred as a result of information provided by the Selling Shareholders for use in this Prospectus. Insofar as indemnification for liabilities arising under the Securities Act may be permitted pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                USE OF PROCEEDS

       The Shares offered hereby will be sold by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. See "Selling Shareholders."

                                    BUSINESS

       As of the date of this Prospectus, the Company had not conducted any business except its ownership of the Bank. The Bank has conducted commercial banking operations in Florida since opening for business in 1974.

COMMERCIAL BANKING OPERATIONS

       The Bank is a state-chartered commercial bank headquartered in Key Largo, Florida. The Bank's deposits are insured by the FDIC. The primary business of the Bank is attracting deposits from the public and using such deposits to make real estate, business and consumer loans. As of December 31, 1996, the Bank had total assets of approximately $241.0 million, total deposits of approximately $204.9 million and total shareholders' equity of approximately $22.6 million. The Bank's primary service area consists of Monroe County, Florida.

BANKING OFFICES

       The Bank's business is conducted at its main banking office at 99451 Overseas Highway, Key largo, Florida, where the Company's principal executive offices are also located. The Bank maintains eight additional branches located at: 10330 Overseas Highway, Key Largo, Florida; 91980 Overseas Highway, Tavernier, Florida; 80900 Overseas Highway, Islamorada, Florida; 11401 Overseas Highway, Marathon Shores, Florida; 2315 Overseas Highway, Marathon, Florida; Mile Marker 30.4, Big Pine Key, Florida; 330 Whitehead Street, Key West, Florida; and 3322 N. Roosevelt Boulevard, Key West, Florida.

BANKING SERVICES

       The Bank offers a full range of commercial banking services to individual, professional and business customers in its primary service area. These services include savings accounts, money market checking accounts and NOW accounts, certificates of deposit and other time deposits, commercial, real estate and installment loans, and safe deposit facilities. Customer deposits are insured to the maximum extent provided by law through the BIF. The Bank pays interest on its accounts and certificates competitive with other financial institutions in its primary service area. The Bank seeks to attract deposits from the public and uses such deposits, together with borrowings and other sources of funds, to make real estate, business and consumer loans. The Bank seeks to concentrate its deposits and loan efforts primarily within its primary service competition in attracting deposits and in making real estate, business and consumer loans in its primary service area. The primary factors in competing for deposits are interest rates, the range of financial services offered, convenience of office locations and flexible office hours. Direct competition for such deposits comes from other commercial banks, savings institutions, credit unions, brokerage firms and money market funds. The primary factors in competing for loans are interest rates, loan origination fees and the range of lending services offered. Competition for origination of loans normally comes from other commercial banks, savings institutions, credit unions and mortgage banking firms. Such entities may have competitive advantages as a result of greater resources and higher lending limits (by virtue of their greater capitalization). However, the Bank seeks to attract customers in its primary service area with its products and services which are tailored to the needs of the customers. Management seeks to emphasize a high degree of personalized client service in order to be able to better meet the banking needs of its customers.

EMPLOYEES

       At December 31, 1996, the Bank had 159 full-time and 14 part-time employees. The Bank considers its relationship with its employees to be good.

PROPERTIES

       The Bank conducts its commercial banking business through the principal executive office of the Company and the Bank located on an approximately 1.3 acre site at 99451 Overseas Highway, Key Largo, Monroe County, Florida. The main offices of the Bank are housed in a two-story building, owned by the Bank and containing approximately 13,275 square feet of finished space used for offices and operations and seven teller windows in the Bank lobby. The building also has two drive-up teller windows and an automated teller machine with 24-hour a day access. The Bank's eight branches are located in Key Largo, Tavernier, Islamorada, Marathon Shores, Marathon, Big Pine Key and Key West, Florida. Two of the Bank's eight branch locations are leased under operating leases and the main office and the remaining branch properties are owned by the Bank. The lease on the Bank's Marathon branch expires October 31, 1997 and the lease on the Key West branch located at Searstown expires on September 1, 1998.


LEGAL PROCEEDINGS

       While the Company and the Bank are from time to time parties to various legal proceedings arising in the ordinary course of their business, management believes after consultation with legal counsel that there are no proceedings threatened or pending against the Company or the Bank that will, individually or in the aggregate, have a material adverse effect on the business or consolidated financial condition of the Company.

                     FINANCIAL AND STATISTICAL INFORMATION

SELECTED FINANCIAL DATA

       The following table sets forth certain selected financial data concerning the Company for the five years ended December 31, 1996. The selected financial data for, and as of the end of, each of the years in the five-year period ended December 31, 1996, has been derived from the Consolidated Financial Statements of the Company which have been audited for the years ended 1992, 1993, 1994, 1995 by KPMG Peat Marwick LLP, independent auditors and for the year ended December 31, 1996, by Bricker and Melton, P.A., independent auditors.

SELECTED FINANCIAL DATA

The selected consolidated financial data presented below as of and for the years ended December 31, 1996, 1995, 1994, 1993, and 1992 is unaudited and has been derived from the Consolidated Financial Statements of the Company and its subsidiary, and from records of the company. During 1996, TIB Financial Corp. ("Company") was formed providing for a reorganization whereby TIB Bank of the Keys ("Bank") became a wholly-owned subsidiary of TIB Financial Corp. The transaction was accounted for on a historical cost basis similar to a pooling of interests and, accordingly, the following selected consolidated financial data was prepared as if the reorganization occurred January 1, 1992. The information presented below should be read in conjunction with the Consolidated Financial Statements and related notes, and "Management's discussion and analysis of Financial Condition and Results of Operations."


Dollars in thousands, except per share data                                        As of December 31,
-----------------------------------------------------------------------------------------------------

Balance Sheet Data                                   1996       1995       1994     1993      1992
-----------------------------------------------------------------------------------------------------
Total Assets                                      $241,051   $219,567   $208,607  $199,529  $203,604
Investment Securities                               50,878     60,961     65,347    64,641    73,071
Loans                                              165,151    139,061    124,199   110,363   106,162
Allowances for loan losses                           1,930      1,701      1,567     1,449     1,292
Deposits                                           204,984    192,458    190,147   179,409   184,877
Stockholders' equity                                22,621     21,063     16,888    16,837    15,465


                                                                              Year ended December 31,
-----------------------------------------------------------------------------------------------------


Statement of Income Data                              1996       1995       1994     1993       1992
-----------------------------------------------------------------------------------------------------
Interest income                                     18,503     17,525     15,179    14,531    15,605
Interest expense                                     6,507      6,253      4,959     4,871     6,076
Net interest income                                 11,996     11,272     10,220     9,660     9,529
Provision for loan losses                              240        135        120       240       816
Net interest income after
 provision for loan losses                          11,756     11,137     10,100     9,420     8,713
Non-interest income                                  2,594      2,365      1,643     1,320       969
Non-interest expense                                 9,558      8,910      7,684     7,289     7,101
Income tax expense                                   1,589      1,591      1,373     1,130       838
Net Income                                           3,203      3,001      2,686     2,321     1,743


Per Share Data
---------------------------
Book value per share at year end                      5.23       4.95       4.03      4.11      3.77
Net income (loss) per share                           0.72       0.69       0.65      0.57      0.43
Weighted-average common equivalent
  shares outstanding                             4,424,676  4,352,838  4,160,994 4,096,848 4,096,848
Dividends declared                                    0.39       0.25       0.21      0.23      0.21

                                                             Year ended December 31,
------------------------------------------------------------------------------------

Ratios                                         1996    1995    1994    1993    1992
------------------------------------------------------------------------------------
Return on average assets                       1.40%   1.40%   1.31%   1.15%   0.89%
Return on average equity                      15.89%  17.00%  17.11%  14.37%  11.60%
Average equity/average assets                  8.79%   8.23%   7.67%   8.01%   7.72%
Net interest margin                            5.83%   5.85%   5.53%   5.43%   5.50%
Non-performing assets/total loans
  and other real estate                        0.26%   0.06%   0.31%   1.60%   5.41%
Allowance for loan losses/total loans          1.17%   1.22%   1.26%   1.31%   1.22%
Non-interest expense/net
  Interest income and non-interest income     65.51%  65.34%  64.77%  66.38%  67.64%

      (1) Stock splits in 1997 and 1996 have been retroactively reflected in per share data and weighted-average common equivalent shares outstanding as if they occurred January 1, 1992.


Averages are derived from daily balances.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis of the Company's results of operations and financial condition should be read in conjunction with the consolidated financial and related notes included elsewhere in this Prospectus.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

During 1996, TIB Financial Corp. ("Company") was formed providing for a reorganization whereby TIB Bank of the Keys ("Bank") became a wholly-owned subsidiary of TIB Financial Corp. The transaction was accounted for on a historical cost basis similar to a pooling of interests and, accordingly, Selected Financial Data, Management's Discussion and Analysis of Financial Condition and Results of Operations, and the Consolidated Financial Statements have been restated to reflect the reorganization as occurring at the beginning of the first period presented.

In March 1996, TIB Bank of the Keys declared a two-for-one stock split which was distributed on May 14, 1996, to shareholders of record on May 2, 1996. On February 25, 1997, TIB Financial Corp. declared a three-for-one stock spilt distributable on March 18, 1997, to shareholders of record February 25, 1997. In the Selected Financial Data, Management's Discussion and Analysis of Financial Condition and Results of Operations, and the Consolidated Financial Statements, all per share amounts, number of shares outstanding and market prices have been restated to reflect these stock splits as if they occurred at the beginning of the first period presented.

PERFORMANCE OVERVIEW FOR 1996

TIB Financial Corp. ("Company") achieved record net income of $3.2 million in 1996 representing an increase of 6.7% over the prior year. Management attributes the improvement to strong loan growth along with a 9.7% increase in non-interest income. Net income for 1995 increased 11.7% to $3.0 million as compared to $2.7 million in 1994.

Reported net income per share for 1996 was $.72 compared to $.69 in 1995, an increase of 4.3%. Weighted-average common equivalent shares outstanding in 1996 were 4,424,676 compared to 4,352,838 in 1995. Earnings per share in 1995 of $.69 represented an increase of 6.2% over 1994.

Net interest income in 1996 increased 6.4%, or $724,000, to $12.0 million from $11.3 million reported in 1995. The Company's interest margin declined slightly from 5.85% to 5.83%. Non-performing assets increased slightly to .26% of total loans from .06% at year-end 1995. The increase in the provision for loan losses to $240,000 is a reflection of strong 18.8% growth in outstanding loans in 1996, to $165.2 million. Non-interest income increased $229,000 to $2.6 million in 1996 led by increasing volumes of overdraft and other service charges on deposit accounts. Non-interest income rose $722,000 in 1995 from $1.6 million in 1994. This was accomplished by strong growth in merchant bankcard processing volume and the establishment of a department to originate and sell conforming fixed rate Real Estate loans. Also in 1995, there was a gain recognized of approximately $234,000 on the sale of a former branch facility.

The Company experienced an increase in non-interest expense of $648,000 in 1996, or 7.3% over 1995. Of this increase, $541,000, was attributable to additional personnel expenses to support business expansion experienced in 1996. In 1995 the Company became very active in the origination of conforming fixed rate residential real estate loans which are immediately sold in the secondary market. This resulted in an increase in both non-interest income and non-interest expense beginning in 1995.

The Company reported 1996 year-end total assets of $241.1 million, an increase of 9.8% above 1995 year-end assets of $219.6 million. Loans increased 18.8%, absorbing all the deposit growth and resulting in total loans of $165.2 million at December 31, 1996. As loan growth substantially outpaced deposit growth, maturing investment securities were reinvested in loans causing the securities portfolio to decrease $10.1 million to $50.9 million. Total asset growth was 5.3% in 1995 as compared to 1994 total year-end assets of $208.6 million.

RESULTS OF OPERATIONS

The following table summarizes the results of operations including selected financial performance ratios of the Company for the three years ended December 31, 1996:


DOLLARS IN THOUSAND, EXCEPT PER SHARE DATA                       AS OF DECEMBER 31,
-----------------------------------------------------------------------------------

Balance Sheet Data                                 1996          1995          1994
-----------------------------------------------------------------------------------
Total Assets                                   $241,051      $219,567      $208,607
Investment Securities                            50,878        60,961        65,347
Loans                                           165,151       139,061       124,199
Allowances for loan losses                        1,930         1,701         1,567
Deposits                                        204,984       192,458       190,147
Stockholders' equity                             22,621        21,063        16,888

(AMOUNTS IN THOUSANDS)                                    YEAR ENDED DECEMBER 31,
-----------------------------------------------------------------------------------

STATEMENT OF INCOME DATA                           1996          1995          1994
-----------------------------------------------------------------------------------
Interest income                                  18,503        17,525        15,179
Interest expense                                  6,507         6,253         4,959
Net interest income                              11,996        11,272        10,220
Provision for loan losses                           240           135           120
Net interest income after
  provision for loan losses                      11,756        11,137        10,100
Non-interest income                               2,594         2,365         1,643
Non-interest expense                              9,558         8,910         7,684
Income tax expense                                1,589         1,591         1,373
Net Income                                        3,203         3,001         2,686

Per Share Data
----------------------------
Book value per share at year end                   5.23          4.95          4.03
Net income (loss) per share                        0.72          0.69          0.65
Weighted-average common equivalent
  shares outstanding                          4,424,676     4,352,838     4,160,994
Dividends declared                                 0.39          0.25          0.21


Ratios
----------------------------
Return on average assets                           1.40%         1.40%         1.31%
Return on average equity                          15.89%        17.00%        17.11%
Average equity/average assets                      8.79%         8.23%         7.67%
Net interest margin                                5.83%         5.85%         5.53%
Non-performing assets/total loans
  and other real estate                            0.26%         0.06%         0.31%
Allowance for loan losses/total loans              1.17%         1.22%         1.26%
Non-interest expense/net
  interest income and non-interest income         65.51%        65.34%        64.77%


(1) Stock splits in 1997 and 1996 have been retroactively reflected in per share data and weighted-average common equivalent shares outstanding as if they occurred as of the earliest date presented

Averages are derived from daily balances.

NET INTEREST INCOME

Net interest income, the primary source of revenue for the Company, is a function of the yield earned on average interest-earning assets and the rate paid on average interest-bearing liabilities. Changes in net interest income from period to period reflect the increases or decreases in average interest-earning assets, interest-bearing liabilities and the interest rate spread which is affected by the degree of mismatch in maturity and repricing characteristics of the Company's interest-earning assets and interest-bearing liabilities.

Net interest income, on a tax equivalent basis, increased 6.1% to $12.2 million in 1996, as compared to last year. Net interest margin decreased 2 basis points to 5.83%. This was attributed to prevailing loan rates becoming more competitive in the local market. Average interest-earning assets increased 6.5%, or $12.9 million. Loan volume represented the majority of this change in average earning assets increasing $21.0 million while average investment securities volumes decreased $7.5 million. Average interest-bearing liabilities increased 5.8%, or $9.2 million, over 1995. Average increase in short-term borrowings and federal funds purchased, $4.1 million, time deposits, $2.4 million, and NOW accounts, $3.5 million, accounted for the majority of this increase, with an $823,000 decrease in Money Market Accounts.

As competitive pressures intensify, the spread between loan yields obtainable and the cost of interest-bearing deposits is narrowing. In 1996 the Company basically maintained its net interest margin by allowing a shift in interest-earning assets from relatively low earning securities to higher yielding loans. However, the Company ended 1996 with a loan to deposit ratio of 80.6%. This is near the maximum ratio that will be acceptable for liquidity purposes, therefore, it is expected that the net interest margin will decrease going forward. Management will attempt to minimize this decline in spread margin by continued profitable growth in both deposit and loan volumes.

Net interest income, on a tax equivalent basis for 1995 increased 9.5% to $11.5 million from $10.5 million in 1994. Average earning assets increased $6.7 million from 1994 to 1995 while average interest-bearing liabilities increased only $1.7 million. A generally higher interest rate environment in 1995 was also a positive contributing factor to the increase in net interest income due to the Company's asset sensitive interest risk profile. The Company recorded a net interest margin in 1995 of 5.85%, an improvement of 32 basis points over the 5.53% interest margin for 1994.

The following table sets forth information with respect to the average balances, interest income and average yield by major categories of assets; the average balances, interest expense and average rate by major categories of liabilities; the average balances of noninterest-earning assets, noninterest-bearing liabilities and stockholders' equity; and net interest income, interest rate spread, and net interest margin for the years ended December 31, 1996, 1995, and 1994.


AVERAGE BALANCE SHEETS                                   1996                        1995                         1994
                                                        -------                     -------                     --------
                                              AVERAGE   INCOME/  YIELDS/  AVERAGE   INCOME/  YIELDS   AVERAGE   INCOME/   YIELDS
(Dollars in thousands)                       BALANCES   EXPENSE   RATES   BALANCES  EXPENSE  RATES   BALANCES   EXPENSE   RATES
----------------------                       ---------  -------  -------  --------  -------  ------  ---------  --------  ------
ASSETS
 Interest-earning assets:
  Loans(1)                                   $151,212   $15,038    9.94%  $130,236  $13,530  10.39%  $115,486    $10,585   9.17%
  Investment securities - taxable              51,751     3,022    5.84%    58,376    3,468   5.94%    64,474      3,985   6.18%
  Investment securities - tax exempt (2)        5,354       598   11.17%     6,267      665  10.61%     7,446        806  10.82%
  Federal funds sold                            1,334        69    5.17%     1,911      111   5.81%     2,708        106   3.91%
                                             ------------------           -----------------          -------------------


Total interest-earning assets                 209,651    18,727    8.93%   196,790   17,774   9.03%   190,114     15,482   8.14%
                                             ------------------           -----------------          -------------------
Noninterest-earning assets:
  Cash and due from banks                       8,981                        7,389                      7,333
  Premises and equipment, net                   8,441                        7,289                      5,816
  Allowances for loan losses                   (1,809)                      (1,647)                    (1,505)
  Other assets                                  4,060                        4,740                      2,896


Total noninterest-earning assets               19,673                       17,771                     14,540
                                             --------                     --------                   --------
Total assets                                  229,324                      214,561                    204,654
                                             ========                     ========                   ========
LIABILITIES AND STOCKHOLDER'S EQUITY
 Interest-bearing liabilities:
  Interest-bearing deposits:
  NOW accounts                                 30,235       473    1.56%    26,752      527   1.97%    27,722        457   1.65%
  Money market                                 13,256       335    2.53%    14,079      369   2.62%    17,747        380   2.14%
  Savings deposits                             41,380     1,231    2.97%    41,317    1,291   3.12%    46,366      1,230   2.65%
  Other time deposits                          75,689     4,170    5.51%    73,333    3,999   5.45%    59,742      2,775   4.64%
                                             ------------------           -----------------          -------------------


Total interest-bearing deposits               160,560     6,209    3.87%   155,481    6,186   3.98%   151,577      4,842   3.19%
 Other interest-bearing liabilities:
 Federal funds purchased                          817        48    5.88%       199       11   5.53%       463         21   4.54%
  Short-term borrowings and obligations
   under capital lease                          4,821       250    5.19%     1,359       55   4.05%     3,310         97   2.93%
                                             ------------------           -----------------          -------------------


Total interest-bearing liabilities            166,198     6,507    3.92%   157,039    6,252   3.98%   155,350      4,960   3.19%
                                             ------------------            ----------------           ------------------
 Noninterest-bearing liabilities
  and stockholder' equity:
  Demand deposits                              41,755                       37,269                     32,967
  Other liabilities                             1,214                        2,596                        636
  Stockholders' equity                         20,157                       17,657                     15,701
                                               ------                       ------                     ------

Total noninterest-bearing
  liabilities and stockholders' equity         63,126                       57,522                     49,304
                                             --------                     --------                   --------
Total liabilities and stockholders' equity    229,324                      214,561                    204,654
                                             ========                     ========                    ========

Interest rate spread                                               5.01%                      5.05%                        4.95%
                                                                  =====                      =====                        =====
Net interest income                                     $12,220                     $11,522                      $10,522
                                                        =======                     =======                      =======
Net interest margin (3)                                            5.83%                      5.85%                        5.53%
                                                                  =====                      =====                        =====

      (1) Average loans include non-performing loans. Interest on loans includes loan fees of $27,813 in 1996 and $38,389 in 1995 and $63,823 in 1994.
      (2) Interest income and rates include the effects of a tax equivalent adjustment using a tax rate of 37.6%, in adjusting tax exempt interest on tax exempt investment securities to a fully taxable basis.
      (3) Net interest margin is net interest income divided by average total interest-earning assets.

CHANGES IN NET INTEREST INCOME

The table below details the components of the changes in net interest income for the last two years. For each major category of interest-earning assets and interest-bearing liabilities, information is provided with respect to changes due to average volumes, changes due to rates, with the changes in both volumes and rates allocated to these two categories based on the proportionate absolute changes in each category.



                                       1996 compared with 1995 (1)        1995 compared with 1994 (1)
                                            Due to changes In                  Due to changes in
                                    ---------------------------------  ----------------------------------


(In thousands)                                                Net                                 Net
                                     Average    Average     Increase    Average     Average     Increase
INTEREST INCOME                      Volume       Rate     (Decrease)    Volume       Rate     (Decrease)
---------------------------------------------------------------------------------------------------------
Loans                               $  2,112   $    (604)  $   1,508   $   1,442   $    1,503  $   2,945
Investment Securities (2)               (481)        (32)       (513)       (470)        (188)      (658)
Federal funds sold                       (31)        (11)        (42)        (37)          42          5
                                    --------------------------------   ---------------------------------
Total interest income                  1,600        (647)        953         935        1,357      2,292
                                    --------------------------------   ---------------------------------
INTEREST EXPENSE

NOW accounts                              64        (118)        (54)        (16)          86         70
Money Market                             (21)        (13)        (34)        (87)          76        (11)
Savings deposits                           2         (62)        (60)       (143)         204         61
Other time deposits                      127          44         171         693          531      1,224
Federal funds purchased                   36           1          37         (14)           4        (10)
Short-term borrowings and
  obligations under capital lease        176          19         195         (70)          28        (42)
                                    --------------------------------   ---------------------------------
Total interest expense                   384        (129)        255         363          929      1,292
                                    --------------------------------   ---------------------------------
Change in net
  Interest income                   $  1,216   $    (518)  $     698   $     572   $      428  $   1,000
                                    ================================   =================================


      (1) The change in interest due to both rate and volume has been allocated to the volume and rate components in proportion to the relationship of the dollar amounts of the absolute change in each.

      (2) Interest income includes the effects of a tax equivalent adjustment using a tax rate of 37.6%, in adjusting tax exempt interest on tax exempt investment securities to a fully taxable basis.

NON-INTEREST INCOME

The following table presents the principal components of non-interest income for the years ended December 31, 1996, 1995, and 1994.


(In thousands)                                     1996         1995          1994
------------------------------------------------------------------------------------
Credit card processing income                      $  519      $  462         $  293
Gains on sales of loans                               533         364             41
SBA sales and Servicing                                70         134             38
Service charge income                               1,336       1,093            982
Net gains on sales of investment securities            18           8             78
Gain on exchange of building                                      234
(Losses) Gains on sales of other real estate - net                (29)           118
Other                                                 118          99             93
                                             ---------------------------------------
Total non-interest income                          $2,594      $2,365         $1,643
                                             =======================================

The Company's emphasis on non interest income continues to be a primary focus. Over a three year horizon the Company has increased non interest income from $1.6 million to $2.6 million or approximately 62.5%. This was achieved by introducing new areas of fee income generation and stimulating old areas of non-interest income. Income from all types of bank service charges led this improvement increasing $243,000 or 22.2% in 1996. This is a result of the significant increase in the Bank's number of accounts and the increased business volume the bank has established during its most recent fiscal year. Recognizing the opportunities in a tourist driven economy the company has made major inroads into merchant card processing. The Bank is currently one of the top one hundred processors in the country measured by total volume of transactions and processes credit card transactions for over five hundred local merchants at year end 1996. This activity accounted for fee income of $519,000 or a 12.3% increase from $462,000 in 1995. This represents a 77.1% increase in merchant card processing over a three year period. The Bank continues to be aggressive in soliciting new merchants and providing quality customer service with our existing customer base. The overall increase in non interest income for 1996 compared to 1995 would have been more significant except that in 1995 the Company booked a gain on the sale of a former bank facility.

The Bank began a program to originate and sell conforming fixed rate residential mortgages to the secondary market in late 1994. By 1996 the Bank had become the number one originator of residential mortgages in Monroe County generating over $50 million in residential mortgages in 1996. Approximately 40% of the annual volume was conforming fixed rate residential loans that are sold immediately to the secondary market. Approximately 60% of the annual production represents conforming adjustable rate loans that are placed in the Bank's portfolio. At the end of 1994 the Bank began to originate these loans utilizing industry standards for documentation and procedures in order for them to be suitable for sale as a back-up source of liquidity. To test the assumption that these loans were readily marketable it was decided to liquidate some of them and therefore during 1996 $11.5 million of the Bank's portfolio adjustable rate mortgages were sold in the secondary market generating gains of $173,000. The direct benefit of this mortgage production process is shown in the non interest income categories. Additionally, effective cross-selling of other bank products around this activity has contributed substantially to the Bank's growth in its deposit base over the same three year horizon.

Non interest income increased $722,000 from 1994 to 1995 including the $234,000 gain on the sale of bank premises mentioned above. Other items accounting for this improvement were a $66,000 increase in gains on sales of SBA loans and $323,000 in increased fees on mortgage loans sold at origination. Additionally in 1995, the Company increased merchant bankcard processing income $169,000 as compared to 1994.

The Company has addressed the potential for the application of government guaranteed loans in the markets in which we serve. The Small Business Administration (SBA) loans, in particular, have been targeted as loans having specific applicability to the Company's market place. The decline in gain on sales and servicing of SBA loans in 1996 can be attributed to lower loan origination volume. Of those types of loans suitable for SBA financing, this category of non interest income remains a focus of the Company, and commercial loans suitable for government guarantees continue to be a source of fee income for the Bank.

NON-INTEREST EXPENSES

The following table represents the principal components on non-interest expenses for the years ended December 31, 1996, 1995, and 1994.



(In thousands)                                    1996       1995       1994
----------------------------------------------------------------------------
Salaries and employee benefits             $     5,536  $   4,995  $   4,324
Occupancy                                          823        794        679
Equipment                                          869        800        579
Accounting, legal, and other professional          398        320        257
Operations services                                572        403        239
Postage, freight, and courier                      231        196        149
Marketing and Community relations                  225        281        300
Taxes - non building                                21         43         32
Supplies                                           290        239        203
Director's fees                                    150        170        144
FDIC Insurance                                      48        259        444
Amortization of Intangibles                         60         27          6
Other operating expenses                           335        383        328
                                           ---------------------------------
Total non-interest expenses                $     9,558  $   8,910     $7,684
                                           =================================

The Company has over the three year reported periods of 1994, 1995, and 1996 expanded non interest expense in an effort to build an infrastructure which will position the Bank in a quality customer service mode and a growth perspective. Non interest expenses increased 7.3% in 1996 due primarily to expansion of personnel costs to support the accelerated growth in account generation and loans outstanding. With nine branch facilities spread over a geographic market 106 miles long and at times only a quarter mile wide, it is important to the company to have experienced decision making personnel in distant branch locations. This strategy has allowed for the continuing high quality asset generation and the expansion of the Bank's customer base over the reported three year period.

While expanding the Bank's infrastructure several departmental functions have been outsourced to gain the experience of outside professionals while at the same time offering improved economic conditions on the Bank's operating expenses. Such outsourced areas are check processing and main frame or data processing services, as well as the Bank's internal audit function. This outsource strategy has proven to control costs and add enhanced controls and/or service levels. For example, outsourcing check processing entails a cost of approximately $20,000 per month and accounts for much of the increase in operations services in 1995 and 1996. There are offsetting reductions in personnel costs and all the savings associated with not having to purchase a new check sorter and related equipment at a price of approximately $500,000. Additionally, with rapid changes in technology, outsourcing this function allows the Bank to remain competitive without expending large amounts in additional hardware and software. The Company continues to improve its long term operating efficiencies with outsourcing as a technique. This has resulted in the avoidance by the Company of a significant investment in new or state of the art hardware and software, as well as the personnel needed to support new and/or expanding functions. FDIC insurance premiums decreased $211,000 in 1996 due to a reduction of the assessment rate.

As mentioned previously, at year end 1995 the Bank acquired a three story office building on Atlantic Drive in Key Largo, Florida. This office building is directly adjacent to the main operating branch of the Company and offers additional space to house expanded departmental functions such as human resources, loan processing, and support areas essential to the continuation of high quality customer service. The Bank currently occupies most of the building with the exception of one leased office to the State of Florida. Previously, the Bank had leased approximately one half of this building.

Non-interest expenses increased $1.2 million in 1995 compared to 1994. This increase was substantially the result of additional personnel costs associated with the growth of overall accounts processed by the Bank along with commissions related to originations of real estate loans. FDIC insurance premiums decreased $185,000 in 1995 due to a reduction in the assessment rate.

PROVISION FOR INCOME TAXES

The provision for income taxes includes federal and state income taxes. For 1996, the provision was $1.6 million, a decrease of $2,000 from 1995. The decrease in the provision for income taxes is the net of an increase in taxes on higher income reduced by the benefit of a tax deduction for the exercise of stock options.

For 1995, the tax provision was $1.6 million, an increase of $218,000 over 1994. Higher taxable income and lower tax-free income were responsible for the increase.

LOAN PORTFOLIO

The Company is located in the Florida Keys and the primary industry is tourism. Commercial loan demand therefore is significant for resort, hotel, restaurant, marina and related real estate secured property loans. The Company serves this market by offering long-term adjustable rate financing to the owners of these type of properties for acquisition and improvements thereon. These loans are often $1 million or larger and are good candidates for government guarantee programs or traditional participation agreements. The nature of government programs such as the Small Business Administration is generally geared toward long term adjustable rate financing.

Monroe County has the highest cost of living of any county in Florida and this is driven in large part by the scarce and expensive real estate. This also serves to maintain and enhance collateral values on loans secured by property in this market. The Company has grown in commercial loans by aggressively serving our market. The quality of the Company's credit administration along with the stable real estate values has kept loan losses at low levels.

Loans are expected to produce higher yields than investment securities and other interest earning assets (assuming that credit losses are not excessive). Thus the absolute volume of loans and the volume as a percentage of total earning assets are important determinants of the net interest margin. Net loans outstanding increased to $162.6 million as compared to $136.7 million at year end 1995, an increase of 18.9%. Commercial loans secured by real estate accounted for much of this increase, growing from $85.3 million to $102.9 million at the respective year ends. Consumer loans increased from $4.3 to $7.6 million at December 31, 1996. The Company maintains a posture of originating commercial loans with rates that fluctuate with the prime lending rate and residential loans with rates that fluctuate with the one year treasury index. At December 31, 1996, 81.2% of the total loan portfolio had floating or adjustable rates.


(Dollars in thousands)                       1996       1995       1994       1993       1992
---------------------------------------------------------------------------------------------
Commercial, financial, and agricultural  $109,372   $ 93,423   $ 94,388   $ 81,780   $ 70,381
Construction Loans                          7,391      5,441      1,290      2,610      2,509
Residential real estate                    40,835     35,947     27,885     25,736     32,929
Consumer loans                              7,554      4,250        636        236        343
Less: unearned income                        (607)      (691)      (757)      (799)      (929)
Less: allowance for loan loss              (1,930)    (1,701)    (1,566)    (1,449)    (1,292)
                                         ----------------------------------------------------
Net loans                                $162,615   $136,669  $ 121,876   $108,114   $103,941
                                         ====================================================

                                                            Loans Maturing
                                         -----------------------------------------------------
                                          Within     1 to 5     After 5
(Dollars in thousands)                    1 Year      Years      Years      Total
----------------------------------------------------------------------------------------------
Loans with:
Predetermined interest rates                2,471     11,586      16,979    31,036
Floating or adjustable rates                9,423      8,623     116,069   134,115
                                         -----------------------------------------
Total loans                              $ 11,894   $ 20,209    $133,048  $165,151
                                         =========================================

ALLOWANCE AND PROVISION FOR LOAN LOSSES

The allowance for loan losses represents a reserve for potential losses in the loan portfolio. The adequacy of the allowance for loan losses is evaluated periodically based on a review of all significant loans, with particular emphasis on non-accruing, past due, and other loans that management believes require special attention.

For problem loans, management's review of the adequacy of the allowance for loan losses consists of an evaluation of the financial strengths of the borrower, the related collateral, and the effects of economic conditions. General reserves against the remaining loan portfolio are based on analysis of historical loan loss ratios, loan charge-offs, delinquency trends, and previous collection experience, along with an assessment of the effects of external economic conditions.

The provision for loan losses is a charge to income in the current period to replenish the allowance and maintain it at a level that management has determined to be adequate to absorb estimated losses in the loan portfolio. The Company's provision for loan losses for 1996 was $240,000 as compared to $135,000 in 1995, reflecting the Company's strong growth in loan outstandings and negligible charge offs.

The allowance for loan losses represented 1.17% of total loans at December 31, 1996 compared to 1.22% at year end 1995. The determination of the adequacy of the allowance for loan losses is based on management's judgment about factors affecting loan quality; collectability and assumptions about the economy. Management considers the year end allowance appropriate and adequate to cover possible losses in the loan portfolio; however, management's judgment is based upon a number of assumptions about future events, which are believed to be reasonable, but which may or may not prove valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Transactions in the allowance for loan losses are summarized for the years ended December 31,


(In thousands)                                    1996          1995          1994          1993            1992
                                           ---------------------------------------------------------------------
Analysis of allowance
 for loan losses:

  Balance at beginning of year             $     1,701   $     1,567   $     1,449   $     1,292   $         923

Charge-offs:
  Commercial, Financial & Agricultural               -             -             -             -             411
  Residential Real Estate                            -             -             3            92              59
  Consumer Loans                                    12             1             -             -               -
                                           ---------------------------------------------------------------------
   Total charge-offs                                12             1             3            92             470


Recoveries:
  Commercial, Financial & Agricultural               -             -             -             9               -
  Residential Real Estate                            -             -             1             -              23
  Consumer Loans                                     1             -             -             -               -
                                           ---------------------------------------------------------------------
   Total recoveries                                  1             -             1             9              23
                                           ---------------------------------------------------------------------

   Net charge-offs                                  11             1             2            83             447
                                           ---------------------------------------------------------------------
Provision for loan losses                          240           135           120           240             816
                                           ---------------------------------------------------------------------
Allowance for loan
  losses at end of year                    $     1,930   $     1,701   $     1,567   $     1,449   $       1,292
                                           =====================================================================
Ratio of net charge-offs to average
  net loans outstanding                           0.01%         0.00%         0.01%         0.09%           0.40%
                                           =====================================================================

     Management considers the adequacy of the allowance for loan losses in its entirety, however, to comply with regulatory reporting requirements, management has allocated the allowance for loan losses as shown in the table below into components by loan type at each year end. Management does not intend to imply that actual future charge-offs will necessarily follow the allocations described below.



(In thousands)                               1996              1995              1994              1993                 1992
                                           ----------------------------------------------------------------------------------------
                                           Allowance  % of   Allowance  % of   Allowance  % of   Allowance  % of   Allowance  % of
                                               $      Loans      $      Loans      $      Loans      $      Loans      $      Loans
                                           ----------------------------------------------------------------------------------------
Commercial, Financial & Agricultural           1,456  66.2       1,318  67.2       1,307  76.0       1,214  74.1         991  66.3
Construction Loans                                 0   4.5           0   3.9           0   1.0           0   2.4           0   2.4
Residential Real Estate                          367  24.7         324  25.8         250  22.5         232  23.3         296  31.0
Consumer Loans                                   106   4.6          59   3.1          10   0.5           3   0.2           5   0.3
                                           ---------------   ---------------   ---------------   ---------------   ----------------
                                               1,930   100%      1,701   100%      1,567   100%      1,449   100%      1,292   100%
                                           ================  ===============   ===============   ===============   ===============

NON-PERFORMING ASSETS


(Dollars in thousands)                                 1996   1995   1994    1993    1992
-----------------------------------------------------------------------------------------
Loans 90 days past due                                    -      -      -       -      45
Loans on nonaccrual                                     430     82      0     311      46
Other Real Estate Owned                                               386   1,458   5,974
                                                       ----------------------------------
Total non-performing assets                             430     82    386   1,769   6,065
                                                       ----------------------------------
Percentage of total loans and other real estate        0.26%  0.06%  0.31%   1.60%   5.41%

If the collectibility of interest on a loan appears doubtful, the accrual thereof is discontinued. Nonaccrual and restructured loans totaled $430,000 and $82,000 at December 31, 1996 and 1995, respectively. If such loans had been on a full-accrual basis, interest income would have been approximately $16,000 and $3,000 higher in 1996 and 1995, respectively. Interest income recognized on these loans totaled approximately $27,000 and $5,000, respectively.

In 1994 there were no nonaccrual loans. However, interest lost on in-substance foreclosures and other real estate owned amounted to $30,000. No interest income was recorded on these loans in 1994 since they were also in the same status at the end of 1993.

Nonaccrual and restructured loans totaled $1.8 million and $6.1 million at December 31, 1993 and 1992, respectively. If such loans had been on a full-accrual basis interest income would have been approximately $94,000 and $507,000 higher in 1993 and 1992 respectively. Interest income recognized on these loans totaled approximately $39,000 and $30,000 respectively.

LIQUIDITY AND RATE SENSITIVITY

Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to provide sufficient funds to cover deposit withdrawals and payments of debt, off-balance sheet obligations and operating obligations. These funds can be obtained by converting assets to cash or by attracting new deposits. The Bank has a $5 million line of credit from its principal correspondent and a repurchase agreement with another financial institution which allows borrowing up to 95% of the market valuation of securities pledged for this purpose. The majority of our unpledged securities could be used as collateral for this agreement.

Scheduled maturities and paydowns of loans and investment securities are a continual source of liquidity. Also, adjustable rate residential real estate loans originated since 1995, as shown with the 1996 sales, are salable in the secondary mortgage market at par or better and therefore provide a further back-up source for liquidity.

At December 31, 1996, the Bank's loan to deposit ratio was 80.6% compared to a ratio of 72.3% at December 31, 1995. Management monitors and assesses the adequacy of the Company's liquidity position on monthly basis to ensure that sufficient sources of liquidity are maintained and available.

Under state banking law, regulatory approval will be required if the total of all dividends declared in any calendar year by the Bank exceeds the Bank's net profits to date for that year combined with its retained net profits for the preceding two years. Retained earnings of the Bank available for payment of dividends without prior regulatory approval for the year ended December 31, 1996 is approximately $6,985,000. These dividends represent the Parent Company's primary source of liquidity.

The Company's interest rate sensitivity position at December 31, 1996 is presented in the table below.


                                                       Assets and liabilities repricing within
                                    3 months  4 to 6    7 to 12      1 to 5      Over 5
(Dollars in thousands)              or less   Months     Months      Years       Years       Total
-----------------------------------------------------------------------------------------------------
Interest-earning assets:
Loans                               $75,993   $19,374   $12,325      $44,389     $13,070     $165,151
Investment securities                 4,447     5,093     3,905       32,329       5,358       51,132
Federal funds sold                    1,810                                                     1,810
                                    -----------------------------------------------------------------
Total interest-bearing assets        82,250    24,467    16,230       76,718      18,428      218,093
                                    -----------------------------------------------------------------

Interest-bearing liabilities:
  Deposits                           52,516   25,586     42,874       17,889      23,189      162,054
  Other borrowings                   11,091                                                    11,091
                                    -----------------------------------------------------------------
Total interest-bearing liabilities   63,607   25,586     42,874       17,889      23,189      173,145
                                    -----------------------------------------------------------------

Interest Sensitivity gap             18,643   (1,119)   (26,644)      58,829      (4,761)      44,948
                                    =================================================================
Cumulative interest
  sensitivity gap                    18,643   17,524     (9,120)      49,709      44,948       44,948
                                    =================================================================
Cumulative sensitivity ratio            8.5%     8.0%      (4.2)%       22.8%       20.6%
                                    ====================================================

The Company is cumulatively asset sensitive through the entire time horizon except for the 7 to 12 month time period This suggests that if interest rates should decrease, the net interest margin should decrease. Conversely, if rates increase the net interest margin would increase. Since all interest rates and yields do not adjust at the same velocity, the gap is only a general indicator of rate sensitivity. For purposes of the above repricing presentation, some demand and savings deposits are considered partly repricable within the shortest time period, 3 months or less, with the remainder spread into longer time periods. This allocation is made because these liabilities will reprice quickly in a changing interest rate environment, however, historically they do not reprice to the same extent as the repricing assets. Time deposits are presented based on their contractual terms. It is the Company's policy to maintain its cumulative one year gap ratio in the -.15 to +.15 range.

INVESTMENT PORTFOLIO

Maturities of Investment securities at December 31, 1996 (Amortized Cost)

                                                       After 1 Year      After 5 Years                              Mortgaged
                                    Within 1 Year     Within 5 Years    Within 10 Years        After 10 Years         Backed

(Dollars in thousands)             Amount    Yield   Amount    Yield    Amount    Yield     Amount          Yield     Amount

Securities Held to Maturity:
  U.S. Treasury Securities          $2,000    5.81%  $ 5,965    5.89%
  U.S. Gov't Sponsored Agencies                          992    7.39%
  States and municipals (A)            574   10.54%    2,260   11.67%     1,446     8.43%     1,075         10.02%
  Other                                                                                          75  (B)
                                   -------------------------------------------------------------------------------------------
   Total held to maturity            2,574    7.02%    9,217    8.31%     1,446     8.43%     1,150         10.02%
                                   -------------------------------------------------------------------------------------------
Securities Available for sale:
  U.S. Treasury Securities           7,038    5.93%   14,182    5.48%         -
  Mortgaged Backed Securities                                                                                           15,076
  Other                                                  449    9.89%
                                   -------------------------------------------------------------------------------------------
Total Available for Sale             7,038    5.93%   14,631    5.85%                                           0       15,076
                                   -------------------------------------------------------------------------------------------

Total                              $ 9,612    6.50%  $23,848    6.34%    $1,446     8.43%  $  1,150         10.02%     $15,076
                                   ===========================================================================================



(Dollars in thousands)             Yield    Totals
Securities Held to Maturity:
  U.S. Treasury Securities                 $ 7,965
  U.S. Gov't Sponsored Agencies                992
  States and municipals (A)                  5,355
  Other                                         75
                                   ---------------
   Total held to maturity                   14,387
                                   ---------------
Securities Available for sale:
  U.S. Treasury Securities                  21,220
  Mortgaged Backed Securities      6.13%    15,076
  Other                                        449
                                   ---------------
   Total Available for Sale        6.13%    36,745
                                   ---------------

Total                              6.13%   $51,132
                                   ===============


      (A) Weighted average yields on tax-exempt obligations have been computed by grossing up actual tax-exempt income to a fully taxable equivalent basis using a tax rate of 37.6%.

      (B) Represents investment in common stock of Independent Bankers Bank stock which pays no dividends.

DEPOSITS

The following table presents the average amount outstanding and the average rate paid on deposits by the Company for the years ended December 31, 1996, 1995, and 1994.


                                      1996                1995                1994
                               Average    Average   Average   Average   Average   Average
(Dollars in thousands)          Amount     Rate     Amount     Rate     Amount     Rate
-----------------------------------------------------------------------------------------
Noninterest-bearing deposits    $ 41,755            $ 37,269            $ 32,967

Interest-bearing deposits
 NOW Accounts                     30,235    1.56%     26,752    1.97%     27,722    1.65%
 Money market                     13,256    2.53%     14,079    2.62%     17,747    2.14%
 Savings deposit                  41,380    2.97%     41,317    3.12%     46,366    2.65%
 Other time deposits              76,689    5.51%     73,333    5.45%     59,742    4.64%
                                --------------------------------------------------------
Total                           $203,315    3.05%   $192,750    3.21%   $184,544    2.62%
                                ========================================================


The following table presents the maturity of the Company's time deposits at December 31, 1996.


                         Deposits      Deposits
                         $100,000      Less than
(Dollars in thousands)  and Greater    $100,000        Total
----------------------------------------------------------------
Months to maturity:
 3 or less              $     7,344  $      13,315  $     20,659
 3 to 6                       4,705         10,828        15,533
 6 through 12                 5,588         19,773        25,361
 Over 12                      5,703         12,237        17,940
                        ----------------------------------------
Total                   $    23,340  $      56,153  $     79,493
                        ========================================

CAPITAL ADEQUACY

There are various primary measures of capital adequacy for banks and bank holding companies such as risk based capital guidelines and the leverage capital ratio. See "Business-Supervision and Regulation - Capital Regulations."

As of December 31, 1996, the Bank exceeded its required levels of capital for a Bank categorized by the FDIC as well capitalized under the regulatory framework for prompt corrective action. The Bank's risk-based capital ratio of Tier 1 capital to risk-weighted assets was 13.5%, its risk-based ratio of total capital to risk-weighted assets was 14.7%; and its leverage ratio was 9.7%. See Note K to Consolidated Financial Statements.

INFLATION

Inflation has an important impact on the growth of total assets in the banking industry and causes a need to increase equity capital higher than normal rates in order to maintain an appropriate equity to assets ratio. The Company has been able to maintain an adequate level of equity, as previously mentioned and copes with the effects of inflation by managing its interest rate sensitivity gap position through its asset/liability management program, and by periodically adjusting its pricing of services and banking products to take into consideration current costs.

                        MARKET INFORMATION AND DIVIDENDS

       Potential purchasers of the Shares should consider the following information with respect to the Common Stock.

NO ESTABLISHED PUBLIC TRADING MARKET

       There is no established public trading market or market maker for the Common Stock, and trading of Common Stock has been limited. There can be no assurance that an active trading market for Common Stock will develop or be maintained in the future. As a result, a purchaser of Shares may experience difficulty in selling purchased Shares in a timely manner and may be required to sell their Shares at a discount to the price that would be established in an active trading market. However, the Company currently plans to apply to list the Company's common stock on the National Market System of the Nasdaq Stock Market by the end of the second calendar quarter.

MARKET PRICES

       Based on limited information available to the Company's management, the last known selling prices of Common Stock (and, prior to the Reorganization, the common stock of the Bank) in what the Company's management believes were arm's- length transactions were between $7.83 and $9.00 per share pursuant to 178 transactions with respect to an aggregate of 429,945 shares from January 1, 1996 through March 1, 1997.

DIVIDENDS

       The Company is permitted to pay dividends on its outstanding capital stock at such time and in such amounts as the Board of Directors deems advisable, subject only to restrictions contained in the Florida Business Corporation Act. The ability of the Company to pay cash dividends to its shareholders is directly dependent upon the Bank's ability to pay cash dividends to the Company. The Board of Directors of the Bank, however, is limited due to regulatory constraints in its ability to pay cash dividends on the outstanding capital stock of the Bank. In general, the Bank may not declare a dividend without the approval of the Florida Department of Banking and Finance of the total of the dividends declared by the Bank in a calendar year exceeds the total of its net profits for that year combined with its retained profits of the preceding two years. These restrictions on the ability of the Bank to pay dividends to the Company may, in turn, serve as a limitation on the ability of the Company to pay dividends to its shareholders.

       The Company and the Bank declared the following cash dividends on the Common Stock (or Bank common stock prior to the Reorganization on August 31,
1996) during 1995 and 1996: $1.50 per share declared in 1995 and $1.12 per share declared in 1996. In addition, the Bank paid stock dividends of 10,158 shares of common stock to its shareholders in 1995 and 7,878 shares of common stock to its shareholders in 1996.

OPTIONS TO PURCHASE SHARES

       There were outstanding as of March 1, 1997 options to purchase from the Company 612,300 shares of Common Stock.

SHARES ELIGIBLE FOR SALE

       Substantially all of the outstanding shares of the Common Stock are freely transferable.


                     MANAGEMENT AND PRINCIPAL SHAREHOLDERS

INFORMATION ABOUT THE BOARD OF DIRECTORS AND THEIR COMMITTEES

       The Bank's Board of Directors maintains Asset/Liability, Audit, Executive Loan, Investment, and Salary Review Committees. The Company's Board of Directors, which has no standing committees, now performs the functions of a Nominating Committee.

       The Bank's Asset/Liability Committee provides management with guidelines for the generation and deployment of funds that will assist in the attainment of the objective of maximizing net interest income within the constraints of optimum earning asset mix, capital adequacy and liability. The Asset/Liability Committee is currently composed of Messrs. Lett, Marr, Martin-Vegue and Roth.

       The Bank's Audit Committee reviews the Bank's financial statements and internal accounting policies and controls; recommends independent accountants and reviews with them the scope of their engagement and all material matters relating to financial reporting and accounting procedures of the Bank; reviews loan portfolio audits, with particular attention given to classified loans, loans past due, non-performing loans and trends regarding the same; and reviews reports of examination by regulatory authorities. The Audit Committee is currently composed of Messrs. Marr, Lawson and Meeks.

       The Bank's Board of Directors reviews lending policies and procedures and reports relating to the Bank's loan- portfolio, with particular attention given to such matters as categories of borrowers and concentrations in particular types of loans. The Bank's Executive Loan Committee considers loan requests in excess of $500,000 and reviews reports relating to and considers all loans or extensions of credit proposed for any of the Bank's directors or executive officers. The Loan Committee is currently composed of all directors on a rotating basis and several Bank senior loan officers.

       The Bank's Investment Committee reviews the Bank's investment policies, the composition of the Bank's investment portfolio, information relating to the investment activities and portfolio of the Bank and the consistency of the portfolio with the Bank's asset/liability and liquidity policies, with particular attention given to such matters as categories of investments and concentrations, and investment portfolio audit reports, and comments on current investments. The Investment Committee is currently composed of Messrs. Lett, Marr, Martin-Vegue and Roth.

       The Salary Review Committee reviews the performance of the Bank's President and Chief Executive Officer and his review of Senior officers. The Salary Review Committee makes recommendations to the Board of Directors on compensation levels for Bank officers. The Salary Review Committee is composed of Messrs. Carter, Henriquez, Lawson, Lett and Roth.

       The following table sets forth certain information with respect to the directors of the Company and the Bank as of March 31, 1997:

                                                       POSITION WITH                   POSITION WITH
 NAME                               AGE                 THE COMPANY                      THE BANK
 ----                               ---                 -----------                      --------
 BG Carter                          54                   Director                        Director

 Dr. Armando J.                     62                   Director                        Director
 Henriquez

 James R. Lawson, III               62                   Director                        Director

 Edward V. Lett                     51          Director, President and CEO      Director, President and
                                                                                           CEO

 Scott A. Marr                      42                   Director                        Director

 Derek D. Martin-Vegue              51                   Director                        Director

 W. Kenneth Meeks                   69             Director and Chairman          Director and Chairman

 Joseph H. Roth, Jr.                50                   Director                        Director

 Marvin F. Schindler                54                   Director                        Director

 Richard J. Williams                76                   Director                        Director

       The members of the Board of Directors of the Company are elected by the shareholders. The directorships of the Company are divided into three classes, with the members of each class serving three-year terms and the shareholders electing one class annually. The directors of the Company were first elected to the Board in 1996 (except Mr. Schindler who was appointed in February 1997 to fill a vacancy) and serve initial staggered terms of one, two and three years. The terms of the current directors expire as follows: the terms of directors Meeks, Schindler and Williams expire in 1997; the terms of directors Carter, Henriquez and Lawson expire in 1998; and the terms of directors Lett, Marr, Martin-Vegue and Roth expire in 1999. The members of the Board of Directors of the Bank will be elected annually by the Company as the sole shareholder of the Bank.

       The principal business experience for at least the last five years of each of the directors and executive officers of the Company and the Bank is set forth below.

       BG CARTER is the Managing Director of the Independent Companies which is engaged in the mortgage brokerage businesses. Mr. Carter is also the owner of Westwinds, a guest house in Key West.

       DR. ARMANDO J. HENRIQUEZ has served as Vice President of Client Relations of Fringe Benefits Management Company since September of 1993. Dr. Henriquez served as a consultant to the Florida Association of School Superintendents from January of 1993 until joining Fringe Benefits Management Company. Dr. Henriquez served as Superintendent of Schools of Monroe County, Florida, from January, 1969 to December, 1992.

       JAMES R. LAWSON is now retired. He was the owner of the Key Largo Shopper, a grocery store in Key Largo, prior to its sale in 1994.

       EDWARD V. LETT has been the President and Chief Executive Officer of the Bank since January 6, 1996, and has served as a director since 1992. Prior to becoming President, Mr. Lett served as Executive Vice President and Chief Operating Officer of the Bank since joining the Bank in November, 1991. Prior to joining the Bank, Mr. Lett had served as Executive Vice President and Chief Operating Officer of American National Bank of Florida. Mr. Lett has been the President and Chief Executive Officer of the Company since its inception.

       SCOTT A. MARR has been the General Manager and a Partner of Marina-Del Mar Resorts, which consists of two hotels in Key Largo, Florida, for more than five years.

       DEREK D. MARTIN-VEGUE has been the President of Keys Insurance Agency of Monroe County, Inc. for more than five years.

       W. KENNETH MEEKS has been the Chairman of the Bank since 1976 and the Chairman of the Company since its inception. Mr. Meeks retired as Chief Executive Officer of the Bank in 1996, and served as the Bank's acting Chief Executive Officer from September 1995 through January 5, 1996.

       JOSEPH H. ROTH, JR. has been Managing Owner of Holiday Isle Resorts and Marina and the General Partner of Little Palm Island Resorts for more than five years.

       MARVIN F. SCHINDLER is the owner and operator of Marathon Glass Company in Marathon, Florida and Florida Keys Truss Company. Mr. Schindler is retired from the U.S. Army.

       RICHARD J. WILLIAMS has been a professional fishing guide for over 50 years, and has also owned and operated the Coral Cove Resort on Islamorada.

OWNERSHIP OF COMMON STOCK BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

       The following tables set forth certain information regarding the shares of the common stock of the Company owned as of the record date (i) by each person who beneficially owns more than 5% of the shares of the common stock of the Company, (ii) by each of the Company's directors, and (iii) by all directors and executive officers as a group.

                                                              BENEFICIAL OWNERSHIP (1)

 NAME                                           NUMBER OF SHARES                 PERCENTAGE OWNERSHIP(2)
 5% Shareholders:
 ---------------
 W. Kenneth Meeks(3)(4)                              992,478                             21.73%

 Joseph H. Roth, Jr.(3)(5)                           376,998                              8.25%

 Directors:
 ----------
 BG Carter(6)                                         6,030                                  *

 Dr. Armando J. Henriquez (7)                        40,506                                  *

 James R. Lawson (3)(8)                              189,732                              4.15%

 Edward V. Lett (3)(9)                               178,656                              3.91%

 Scott A. Marr(10)                                   30,042                                  *

 Derek D. Martin-Vegue(11)                            36,000                                 *

 W. Kenneth Meeks(3)(4)                              992,478                             21.73%

 Joseph H. Roth, Jr.(3)(5)                           376,998                              8.25%

 Marvin F. Schindler                                    0                                  0%

 Richard J. Williams(12)                              41,280                                 *

 All directors and executive
 officers as a group (14 persons)                   1,906,434                            41.75%

_________________________________________

*      Percent share ownership is less than 1% of total shares outstanding.

(1) Except as otherwise indicated, the persons named in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Information relating to beneficial ownership of the shares is based upon "beneficial ownership" concepts set forth in the rules promulgated under the Securities and Exchange Act of 1934, as amended. Under such rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power" with respect to such security. A person may be deemed to be the "beneficial owner" of a security if that person has the right to acquire beneficial ownership of such security within 60 days. The information as to beneficial ownership has been furnished by the respective persons listed in the above table.

(2) Based on 4,334,364 shares outstanding as of March 1, 1997 plus 232,050 shares not outstanding but which are subject to options granting the holders thereof the right to acquire shares within 60 days through the exercise of options.

(3) Includes 95,676 shares of common stock of the Company over which Messrs. Lawson, Lett, Roth and Meeks exercise voting rights as co-trustees under the Bank's 401(K) Savings and Employee Stock Ownership Plan.

(4) Includes (a) 74,016 shares which are held of record by Mr. Meeks' spouse, and (b) 30,000 shares representing unexercised options.

(5) Includes (a) 47,424 shares held as custodian for Mr. Roth's minor children, (b) 8,100 shares held jointly with Mr. Roth's spouse and (c) 906 shares held of record by Mr. Roth's spouse.

(6) Includes (a) 6,000 shares representing unexercised options and (b) 30 shares held by Independent Mortgage and Finance Co.

(7) Includes (a) 10,410 shares as to which Mr. Henriquez shares beneficial ownership with his spouse, and (b) 26,400 shares representing unexercised options.

(8) Includes (a) 51,114 shares as to which Mr. Lawson shares beneficial ownership with his spouse, and (b) 18,000 shares representing unexercised options.

(9) Includes (a) 75 shares held jointly with Sally D. Howard, and (b) 16,200 shares representing unexercised options.

(10)   Includes 26,400 shares representing unexercised options.

(11)   Includes 30,000 shares representing unexercised options.

(12)   Includes 27,000 shares representing unexercised options.


EXECUTIVE OFFICERS

       The following lists the executive officers of the Company and certain officers of the Bank, all positions held by them with the Company and the Bank and the periods during which such positions have been held, a brief account of their business experience during the past five years and certain other information including their ages. All officers of both the Company and the Bank are appointed annually at the meetings of the respective Board of Directors following their election to serve until the annual meeting in the subsequent year and until successors are chosen. Information concerning directorships, committee assignments, minor positions and peripheral business interests has not been included. No family relationships exist between any the officers.


NAME                            INFORMATION ABOUT EXECUTIVE OFFICERS
----                            ------------------------------------
Edward V. Lett                  See the table above under "Directors."

Gregory S. Bills                Mr. Bills, age 45, is a Senior Vice President of the Bank.  He joined the Bank in
                                November 1994.  Mr. Bills was Senior Vice President/ Chief Lending Officer at Republic
                                Security Bank, West Palm Beach, Florida from 1985 until he joined the Bank.

David P. Johnson                Mr. Johnson, age 41, is a Vice President and Controller of the Bank.  Mr. Johnson has
                                been an officer of the Bank since 1987.

Daniel W. Taylor                Mr. Taylor, age 50, is an Executive Vice President of the Bank.  Mr. Taylor has been employed by the Bank since March 1995.  From 1993 until joining the Bank, Mr. Taylor was self employed as a bank consultant.  From 1969 to 1993, Mr.Taylor served in several capacities at First Florida Bank, Tampa, Florida.

Millard J. Younkers, Jr.        Mr. Younkers, age 53, is an Executive Vice President of the Bank.  Mr. Younkers has been employed by the Bank since September 1996.  From 1993 until joining the Bank, he was an officer of Northern Trust Bank of Florida, Naples, Florida.


EXECUTIVE COMPENSATION

       The Company does not compensate any of its directors or executive officers separately from the compensation they receive from the Bank. The following sets forth certain information concerning the compensation during the fiscal years 1996, 1995, 1994 of the Bank's executive officers whose annual compensation was in excess of $100,000 during 1996 or who served as Chief Executive Officer of the Bank during 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                   Long Term Compensation
                                                                                   ----------------------
                                              Annual Compensation                Awards           Payouts
                                              -------------------                ------           -------
                                                              Other Annual     Securities        All Other
    Name and Principal      Fiscal                            Compensation     Underlying      Compensation
         Position            Year   Salary ($)   Bonus ($)       ($)(1)        Options (#)         ($)(2)
         --------            ----   ----------   ---------       ------        -----------         ------
 Edward V. Lett              1996    $137,706     $57,453       $13,600          12,000           $1,365
 President and Chief         1995     123,627      14,216        16,600            0               1,545
 Executive Officer(3)        1994     117,087       8,747        10,167          81,000              583

 W. Kenneth Meeks            1996     $12,500        0          $16,600            0                 0
 Chairman of the Board;      1995      12,500        0           16,600            0                 0
 Former Interim CEO(4)       1994        0           0           15,500          30,000              0

 Gregory S. Bills            1996    $108,487     $12,500        $4,800          6,000             $875
 Senior Vice President       1995     106,000      11,667          0               0                 0
                             1994      16,667        0             0             24,000              0

 Daniel W. Taylor            1996    $117,433     $32,000          0             30,000            $811
 Executive Vice President    1995      83,367       4,000          0             18,000              0

 John R. Weachter            1996     $87,393     $14,344          0             12,000            $865
 Executive Vice President    1995      80,359       9,180          0               0                837
                             1994      79,900       5,625          0             30,000             125

(1) Includes (i) quarterly retainer and fees for attending Board of Directors meetings paid to all directors including Messrs. Lett and Meeks, and (ii) amounts paid to Mr. Bills as a car allowance. Compensation does not include any other perquisites and other personal benefits which may be derived from business-related expenditures that in the aggregate exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for such person.

(2) The reported amount consists of matching contributions to the Bank's 401(k) and Employee Stock Ownership Plan.

(3) Mr. Lett became the Bank's President and Chief Executive Officer on January 6, 1996, and served as the Bank's Executive Vice President and Chief Operating Officer during 1995.

(4) Mr. Meeks served as the Bank's interim Chief Executive Officer from September 26, 1995 through January 5, 1996 and received a salary at an annualized rate equal to $50,000 during that period.


         The following table sets forth information with respect to the above named executives concerning unexercised options held as of December 31, 1996.


     AGGREGATE OPTION EXERCISES IN 1996 AND DECEMBER 31, 1996 OPTION VALUES


                             SHARES                     NUMBER OF SECURITIES                VALUE OF
                            ACQUIRED                   UNDERLYING UNEXERCISED       UNEXERCISED IN-THE-MONEY
                               ON                       OPTIONS AT 12/31/96          OPTIONS AT 12/31/96(1)
                                                        -------------------          -----------------------
                                          VALUE
           NAME             EXERCISE    REALIZED     EXERCISABLE  UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
           ----             --------    --------     -----------  -------------    -----------   -------------
 Edward V. Lett                 0           0          16,200         76,800        $ 56,835       $235,340

 W. Kenneth Meeks               0           0          30,000           0           105,250           0

 Gregory S. Bills               0           0          4,800          25,200         16,840         71,360

 Daniel W. Taylor             3,000         0          3,000          42,000         10,500         62,000

 John R. Weachter               0           0          6,000          24,000         32,950        131,800

(1) Based on a fair market value of $9.00 per share and exercise prices per share of $5.49167. The number of shares, options and per share amounts have been restated to reflect a three-for-one stock split distributed on March 18, 1997, to shareholders of record on February 25, 1997.

EMPLOYMENT AGREEMENTS

         The Bank and Edward V. Lett, the President and Chief Executive Officer of the Company and the Bank, are parties to an "Executive Employment Agreement" (the "Agreement"). Under the Agreement, Mr. Lett receives a base salary of $140,000 per year. The Bank may increase Mr. Lett's salary annually based on Mr. Lett's performance. The agreement provides that Mr. Lett will be employed by the Bank on an "at-will" basis, unless and until there is a change of ownership control of the Bank. The Agreement provides that in the event there is a change of ownership control of the Bank, Mr. Lett will no longer be an at-will employee and the agreement will become an employment agreement for a term of 24 months on the effective date of the change in ownership control. Under the Agreement, change of ownership control means the acquisition by a person or other legal entity (or person acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934) of 51% or more of the voting securities of the Bank or any lesser percentage if the Board of Directors of the Bank, the Federal Deposit Insurance Corporation or the Federal Reserve System makes a determination that such acquisition constitutes or will constitute control of the Bank. Mr. Lett's salary cannot be reduced for any reason during this 24 month term, unless the agreement is terminated due to death or incapacity of Mr. Lett or for "cause". The agreement further provides that Mr. Lett will be entitled to a credit for all years of service with the Bank (i.e., all years prior to the change in ownership control, plus the greater of 24 months or the actual period of employment after the change in ownership control) in determining eligibility for and benefits from any and all retirement, disability, profit-sharing and other employee benefit programs offered by the Bank. Two other employees of the Bank, Daniel W. Taylor and Millard J. Younkers, Jr. are parties to employment agreements with the Bank. The terms, conditions and benefits under these agreements are the same as described above except that Mr. Taylor's base salary per year is $110,000 and Mr. Younkers' base salary per year is $95,000.

COMPENSATION TO DIRECTORS

         All of the members of the Board of Directors of the Bank who are not Bank employees receive a quarterly retainer of $2,500 and $600 for attending each of 11 regular board meetings, for a total of up to $16,600 annually. Directors who are executive officers of the Bank receive the quarterly retainer only. No additional fees are currently paid for services as directors of the Company.

         Each member of the Board of Directors has also received a grant of an option to purchase 30,000 shares of the Bank's common stock at an exercise price of $5.49 per share, except for a more recent grant to Mr. Martin-Vegue with an exercise price of $6.23 per share and a grant to Mr. Schindler with an option to purchase up to 5,000 shares of the Bank's common stock at an exercise price of $9.00 per share. Board meetings of the Company, when called, are held in conjunction with Board meetings of the Bank. No additional compensation will be paid to the directors of the Company.

LIMITATION ON DIRECTORS' LIABILITY

         The Company's Articles of Incorporation contain a provision which eliminates or limits the personal liability of directors to the Company or its shareholders for monetary damages for certain breaches of their duty of care or other duty. This provision provides that a director of the Company shall not be personally liable for monetary damages for a breach of his duty of care or other duty as a director, except for liabilities for (i) any appropriation, in violation of the director's duties, of any business opportunity of the Company,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) authorization of improper dividends or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. Liability for monetary damages remains unaffected by such provision if liability is based on any of these grounds. Liability for monetary damages for violations of federal securities laws would also remain unaffected. The provision does not eliminate a director's fiduciary duty, nor does it preclude a shareholder from pursuing injunctive or other equitable remedies. The Board of Directors believes this provision in the Company's Articles of Incorporation is essential to maintain and improve the ability of the Company to attract and retain competent directors.

INDEMNIFICATION

         The Company's Articles of Incorporation provide for the indemnification of the directors, officers, employees and agents of the Company against certain liabilities and expenses that may be incurred by them to the fullest extent permitted by Florida corporate law.

         The Company's Articles of Incorporation provide for indemnification of expenses reasonably incurred by them in connection with any civil, criminal, administrative or investigative action, suit or proceeding in which they may become involved by reason of being a director or officer of the Company. Indemnification is permitted if the director or officer acted in a manner he believed in good faith to be in or not opposed to the best interests of the Company and, with respect to in criminal actions, if he had no reasonable cause to believe his conduct to be unlawful; provided that the Company may not indemnify any director (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or (ii) in connection with any other proceeding in which he was adjudged liable on the basis that personal profit was improperly received by him. Article 8 of the Company's Articles of Incorporation contains a provision by providing for the indemnification of officers and directors and advancement of expenses to the fullest extent authorized by the Florida Business Corporation Act.

         The Company may seek to purchase and maintain directors and officers liability insurance which insures against liabilities that directors and officers of the Company may incur in such capacities.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN TRANSACTIONS

         Certain of the executive officers, directors and principal shareholders of the Bank and affiliates of such persons have, from time to time, engaged in banking transactions with the Bank and are expected to continue such relationships in the future. All loans or other extensions of credit made by the Bank to such individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and did not involve more than the normal risk of collectibility or present other unfavorable features. As of March 4, 1997, loans and other extensions of credit to executive officers and directors of the Bank, including affiliates of such persons, amounted to $6,256,470.20 in the aggregate.

                          DESCRIPTION OF CAPITAL STOCK

         THE FOLLOWING INFORMATION CONCERNING THE COMPANY'S CAPITAL STOCK SUMMARIZES CERTAIN PROVISIONS OF THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS AND CERTAIN STATUTES REGULATING THE RIGHTS OF HOLDERS OF COMPANY CAPITAL STOCK. THE INFORMATION DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF SUCH MATTERS AND IS QUALIFIED IN ALL RESPECTS BY THE PROVISIONS OF THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS AND THE CORPORATE LAWS OF THE STATE OF FLORIDA.

COMMON STOCK

         GENERALLY. The Company's Articles of Incorporation, as amended, authorize the Company's Board of Directors to issue a maximum of 5,000,000 shares of $0.10 par value common stock. As of the date of this Prospectus, 4,334,364 shares Common Stock were issued and outstanding and held by 489 shareholders of record. In addition, 448,500 shares were subject to outstanding employee stock options and 163,800 shares were subject to outstanding stock options granted to the Company's non-employee directors. See "Management and Principal Shareholders -- Company Stock Option Plans" and "-- Compensation to Directors."

         VOTING RIGHTS. The holders of Common Stock are entitled to one vote for each share of Common Stock held. The holders of the Common Stock are not entitled to cumulative voting rights in the election of directors, which means that the holders of more than 50% of the shares of the Common Stock voting in the election of directors (subject to the voting rights of any preferred shares then outstanding) can elect all of the directors then standing for election if they choose to do so and, in such event, the holders of the remaining less than 50% of the shares voting for the election of directors are not able to elect any person or persons to the Board.

         CLASSIFIED BOARD. The Company's Board of Directors is divided into three classes with as nearly equal a number of directors in each class as possible. After initial terms ended or ending at the Company's annual meetings of shareholders in 1997, 1998 and 1999, directors elected by the shareholders to each class are serving or will serve three-year terms of office.

         DIVIDEND RIGHTS. Subject to any preferences of preferred shares then outstanding, each share of Common Stock is entitled to participate equally in dividends as and when declared by the Board of Directors out of funds legally available therefor. The only current source of funds which the Company could use to pay dividends would be from amounts received as dividends from the Bank. For information concerning legal limitations on the ability of the Company to pay dividends, see "Market Information and Dividends -- Dividends."

         PREEMPTIVE RIGHTS. The holders of Common Stock do not have any preemptive or preferential right to purchase or to subscribe for any additional shares of Common Stock or any other securities that may be issued by the Company.

         ASSESSMENT AND REDEMPTION. The shares of Common Stock presently outstanding are fully paid and nonassessable. There is no provision for redemption or conversion of Common Stock.


                           SUPERVISION AND REGULATION

         The Company and the Bank are subject to substantial regulation. The following summaries of statues and regulations affecting bank holding companies and banks do not purport to be complete. Such summaries are qualified in their entirety by reference to such statutes and regulations. The supervision and regulation of the Company and the Bank by the bank regulatory agencies is intended primarily for the protection of depositors rather than the shareholders of the Company.

SUPERVISION AND REGULATION OF THE COMPANY

         The Company is a bank holding company within the meaning of the federal Bank Holding Company Act (the "Act"). As a bank holding company, the Company is required to file with the Board of Governors of the Federal Reserve System (the "Board") an annual report and such additional information as the Board may require pursuant to the Act. Bank holding companies are required by the Act to obtain approval from the Board prior to acquiring, directly or nondirectly, ownership or control of more than 5% of the voting shares of a bank.

         The Act also prohibits bank holding companies, with certain exceptions, from acquiring more than 5% of the voting shares of any company that is not a bank, and from engaging in any nonbanking business (other than a business closely related to banking as determined by the Board) or from managing and controlling banks and other subsidiaries authorized by the Act without the prior approval of the Board. The Board's Regulation Y lists those nonbanking activities which are regarded as closely related to banking or managing or controlling banks, and therefore, permissible activities for bank holding companies to engage in subject to appropriate notice to the Board. The Board may differentiate between activities that are initiated de novo by a bank holding company or a subsidiary and activities commenced by acquisition of a going concern.

         As a bank holding company, the Company is subject to capital adequacy guidelines-based capital guidelines for bank holding companies effective March 15, 1989. Beginning on December 31, 1992, the minimum required ratio for total capital to risk weighted assets became 8 percent (of which at least 4 percent must consist of Tier 1 capital). Tier 1 capital (as defined in regulations for the Board) consists of common shareholders equity and qualifying preferred stock and minority interests in equity accounts of consolidated subsidiaries, less goodwill and other intangible assets required to be deducted under the Board's guidelines. The Board's guidelines apply on a consolidated basis to bank holding companies (such as the Company) with total consolidated assets of $150 million or more. The Board has stated that risk-based capital guidelines establish minimum standards and that bank holding companies generally are expected to operate will above the minimum standards. At December 31, 1996, the Company exceeded the Board's minimum risk-based capital guidelines. At December 31, 1996, the Company had Tier 1 capital and total capital equal to approximately 13.7% and 14.8%, representing risk-weighted assets.

         The table which follows sets forth certain capital information for the Company on a consolidated basis, as of December 31, 1996.

                               CAPITAL ADEQUACY
                            (Dollars in thousands)

                              December 31, 1996
                              -----------------

 Leverage Ratio                       Amount                               Percent
 --------------                       ------                               -------
      Actual                          $22,621                               9.4%
      Minimum Required (1)            $ 7,232                               3.0%

 Risk-Based Capital:

 Tier 1 Capital

      Actual                          $22,621                              13.7%
      Minimum Required                $ 6,621                               4.0%

 Total Capital

      Actual                          $24,551                              14.8%
      Minimum Required                $13,242                               8.0%


(1) Represents the highest regular minimum requirement. Institution that are contemplating acquisitions or anticipating or experiencing significant growth may be required to maintain a substantially higher leverage ratio. See also "FDICIA" below regarding the consequences of failing to meet specified capital standards.

         Banking regulators continue to indicate their desire to raise capital requirements applicable to banking organizations, including a proposal to add an interest rate risk component to risk-based capital requirements.

         Bank holding companies may be compelled by bank regulatory authorities to invest additional capital into a subsidiary bank in the event the subsidiary bank experiences either significant loan losses or rapid growth of loans or deposits. In addition, the Company may be required to provide additional capital to any additional banks it acquires as a condition to obtaining the approvals and consents of regulatory authorities in connection with such acquisitions.

         The Company is an "affiliate" of the Bank within the meaning of the Federal Reserve Act, which imposes restrictions on loans to the Company by the Bank, investments by the Bank in securities of the Company and on the use of such securities as collateral security for loans by the Bank to any borrower. The Federal Reserve Act will limit the transfer of funds by the Bank to the Company and its nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. Such transfers by the Bank to the Company or any nonbanking Company subsidiary are limited in an amount to 10% of the Bank's capital and surplus and, with respect to the Company and all such nonbanking subsidiaries, to an aggregate of 20% of the Bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in the specified amounts.

         The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"), subject to certain restrictions, allows adequately capitalized and managed bank holding companies to acquire existing banks across state lines, regardless of state statutes that would prohibit acquisitions by out-of-state institutions. Further, effective June 1, 1997, a bank holding company may consolidate interstate bank subsidiaries into branches and a bank may merge with an unaffiliated bank across state lines to the extent that the applicable states have not "opted out" of interstate branching prior to such effective date. Some states may elect to permit interstate mergers prior to June 1, 1997. The Interstate Banking Act generally prohibits an interstate acquisition (other than the initial entry into a state by a bank holding company) that would result in either the control of more than (i) 10% of the total amount of insured deposits in the United States, or (ii) 30% of the total insured deposits in the home state of the target bank, unless such 30% limitation is waived by the home state on a basis which does not discriminate against out-of-state institutions. As a result of this legislation, the Company may become a candidate for acquisition by, or may itself seek to acquire, banking organizations located in other states.

         The Riegle Community Development and Regulatory Improvement Act of 1994 (the "Improvement Act") provides for the creation of a community development financial institutions' fund to promote economic revitalization in community development. Banks and thrift institutions are allowed to participate in such community development banks. The Improvement Act also contains (i) provisions designed to enhance small business capital formation and to enhance disclosure with regard to high cost mortgages for the protection of consumers, and (ii) more than 50 regulatory relief provisions that apply to banks and thrift institutions, including the coordination of examinations by various federal agencies, coordination of frequency and types of reports financial institutions are required to file and reduction of examinations for well capitalized institutions.

SUPERVISION AND REGULATION OF THE BANK

         The Bank is a state-chartered commercial bank organized under the laws of the State of Florida. The operations of the Bank are subject to state and federal statutes applicable to state chartered banks whose deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") and the regulations of the Florida Department of Banking and Finance (the "DBF") and the FDIC. Such statutes and regulations relate to, among other things, required reserves, permissible investments, lending limitations and procedures, mergers and consolidations, issuances of securities, payment of dividends, establishment of branches and other aspects of the Bank's operations. The Bank is subject to regulatory scheduled examinations by the DBF and FDIC. In addition, and as discussed above under "Supervision and Regulation of the Company," the Federal Reserve Act restricts extensions of credit by the Bank to affiliates, such as the Company or, with certain exceptions, other affiliates, and on the taking of such stock or securities as collateral on loans to any borrower. The Bank is prohibited from engaging in certain tie-in arrangements in connection with any extension of credit or the providing of any property or service.

CAPITAL REQUIREMENTS

         The FDIC has adopted final risk-based capital guidelines for all FDIC insured state chartered banks that are not members of the Federal Reserve System. Beginning on December 31, 1992, all banks were required to maintain a minimum ratio of total capital to risk weighted assets of 8 percent (of which at least 4 percent must consist of Tier 1 capital). Tier 1 capital of state chartered banks (as defined in regulations) generally consists of (i) common stockholders equity; (ii) noncumulative perpetual preferred stock and related surplus; and (iii) minority interests in the equity accounts of consolidated subsidiaries.

         In addition, the FDIC adopted a minimum ratio of Tier 1 capital to total assets of banks. This capital measure is generally referred to as the leverage capital ratio. The FDIC has established a minimum leverage capital ratio of 3 percent if the FDIC determines that the institution is not anticipating or experiencing significant growth and has well- diversified risk, including no undue interest rate exposure, excellent asset quality, high liquidity, good earnings and, in general, is considered a strong banking organization, rated Composite 1 under the Uniform Financial Institutions Rating System. Other financial institutions are expected to maintain leverage capital at least 100 to 200 basis points above the minimum level. At December 31,1 996, the Bank exceeded the minimum Tier 1, risk-based and leverage capital ratios.

FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991

         The Federal Deposit Insurance Corporation Improvement Act of 1991, enacted in December 1991 ("FDICIA"), specifies, among other things, the following five capital standard categories for depository institutions: (i) well capitalized, (ii) adequately capitalized, (iii) undercapitalized, (iv) significantly undercapitalized and (v) critically undercapitalized. FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions depending on the category in which an institution is classified. Each of the federal banking agencies has issued final uniform regulations that became effective December 19, 1992, which, among other things, define the capital levels described above. Under the final regulations, a bank is considered "well capitalized" if it (i) has a total risk-based capital ratio of 10% or greater, (ii) has a Tier 1 risk-based capital ratio of 6% or greater,
(iii) has a leverage ratio of 5% or greater, and (iv) is not subject to any order or written directive to meet and maintain a specific capital level for any capital measure. An "adequately capitalized" bank is defined as one that has
(i) a total risk-based capital ratio for 8% or greater, (ii) a Tier 1 risk-based capital ratio of 4% or greater (or 3% or greater in the case of a bank with a composite CAMEL rating of 1). A bank is "undercapitalized" if it has (i) a total risk-based capital ratio of less 8%, (ii) a Tier 1 risk-based capital ratio of less than 4% and (iii) a leverage ratio of 4% or greater, or (iii) a leverage ratio of less than 3%, and "critically undercapitalized" if the bank has a ratio of tangible equity to total assets equal to or less than 2%. The applicable federal regulatory agency for a bank that is "well capitalized" may reclassify it as "adequately capitalized" or "undercapitalized" institution to the supervisory actions applicable to the next lower capital category, if it determines that the Bank is in an unsafe or unsound condition or deems the bank to be engaged in an unsafe or unsound practice and not to have corrected the deficiency. As of December 31, 1996, the Bank met the definition of a "well capitalized" institution.

         "Undercapitalized" depository institutions, among other things, are subject to growth limitations, are prohibited, with certain exceptions, from making capital distributions, are limited in their ability to obtain funding from a Federal Reserve Bank and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan and provide appropriate assurances of performance. If a depository institution fails to submit an acceptable plan, including if the holding company refuses or is unable to make the guarantee described in the previous sentence, it is treated as if it is "significantly undercapitalized". Failure to submit or implement an acceptable capital plan also is grounds for the appointment of a conservator or a receiver. "Significantly undercapitalized" depository institutions may be subject to a number of additional requirements and restrictions, inclucient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. "Critically undercapitalized" institutions, among other things, are prohibited from making any payments of principal and interest on subordinated debt, and are subject to the appointment of a receiver or conservator.

         Under FDICIA, the FDIC is permitted to provide financial assistance to an insured bank before appointment of a conservator or receiver only if (i) such assistance would be the least costly method of meeting the FDIC's insurance obligations, (ii) grounds for appointment of a conservator or a receiver exist or are likely to exist, (iii) it is unlikely that the bank can meet all capital standards without assistance and (iv) the bank's management has been competent, has complied with applicable laws, regulations, rules and supervisory directives and has not engaged in any insider dealing, speculative practice or other abusive activity.

FDIC INSURANCE ASSESSMENTS

         The Bank will be subject to FDIC deposit insurance assessments for the Bank Insurance Fund ("BIF"). The FDIC has implemented a risk-based assessment system whereby banks are assessed on a sliding scale depending on their placement in nine separate supervisory categories. Recent legislation provides that BIF insured institutions, such as the Bank, will share the Financial Corporation ("FICO") bond service obligation. Previously, only Savings Association Insurance Fund ("SAIF") insured institutions were obligated to contribute to the FICO bond service. The BIF deposit insurance premium will be less than $.02 per $100 of BIF insured deposits for the highest-rated institutions.

COMMUNITY REINVESTMENT ACT AND FAIR LENDING

         On April 19, 1995, the federal bank regulatory agencies adopted uniform revisions to the regulations promulgated pursuant to the Community Reinvestment Act (the "CRA"), which are intended to set standards for financial institutions. The revised regulation contains three evaluation tests: (a) a lending test which will compare the institution's market share of loans in low and moderate income areas to its market share of loans in its entire service area and the percentage of a bank's outstanding loans to low and moderate income areas or individuals, (b) a services test which will evaluate the provision of services that promote the availability of credit to low and moderate income areas, and (c) an investment test, which will evaluate an institution's record of investments in organizations designed to foster community development,s mall and minority owned businesses and affordable housing lending, including state and local government housing or revenue bonds. The regulation is designed to reduce the paperwork requirements of the current regulations and provide regulatory agencies, institutions, and community groups with a more objective and predictable manner with which to evaluate the CRA performance of financial institutions. The rule became effective on January 1, 1996 when evaluation under streamlined procedures began for institutions with total assets of less than $250 million that are owned by a holding company with total assets of less than $1 billion.

         Congress and various federal agencies (including, in addition to the bank regulatory agencies, the Department of Housing and Urban Development, the Federal Trade Commission and the Department of Justice (collectively, the "Federal Agencies") responsible for implementing the nation's fair lending laws have been increasingly concerned that the prospective home buyers and other borrowers are experiencing discrimination in their efforts to obtain loans. Justice has filed suit against financial institutions which it determined had discriminated, seeking fines and restitution for borrowers who allegedly suffered from discriminatory practices. Most, if not all, of these suites have been settled (some for substantial sums) without a full adjudication on the merits.

         On March 8, 1994, the Federal Agencies, in an effort to clarify what constitutes discrimination in lending and to specify the factors the agencies will consider in determining if lending discrimination exists, announced a joint policy statement detailing specific discriminatory practices prohibited under the Equal Credit Opportunity Act and the Fair Housing Act. In the policy statement, three methods of establishing discrimination in lending were identified: (a) overt evidence of discrimination, when a lender blatantly discriminates on a prohibited basis, or (b) where there is no showing that the treatment was motivated by intent to discriminate against a person, and (c) evidence of disparate impact, when a lender applies a practice uniformly to all applicants, but the practice has a discriminatory effect on a protected class, even where such practices are neutral on their face and are applied equally, unless the practice can be justified on the basis of business necessity.

FURTHER CHANGES IN REGULATORY REQUIREMENTS

         The United States Congress and the Florida legislature have periodically considered and adopted legislation that has resulted in deregulation of, among other matters, banks and other financial institutions, or adversely affected the profitability of the banking industry. Future legislation could further modify or eliminate geographic restrictions on banks and bank holding companies and current prohibitions with other financial institutions, including mutual funds, securities brokerage firms, insurance companies, banks from other states and investment banking firms. The effect of any such legislation on the business of the Company or the Bank cannot be accurately predicted. The Company also cannot predict what legislation might be enacted or what other implementing regulations might be adopted, and if enacted or adopted, the effect thereof.

MONETARY AND FISCAL POLICIES

         Banking is a business which depends on interest rate differentials.
In general, the difference between interest paid by a bank on its deposits and its other borrowings, and the interest received by a bank on its loans and securities holdings, constitutes the major portion of a bank's earnings. Thus, the earnings and growth of the

Company will be subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve. The Federal Reserve regulates the supply of money through various means, including open market dealings in United States Government securities, the discount rate at which banks may borrow from the Federal Reserve and the reserve requirements on deposits. The nature and timing of any changes in such policies and their impact on the Company cannot be predicted.

CERTAIN AFFILIATE RESTRICTIONS

       The Company and the Bank are subject to the Federal Reserve Act, Section 23A, which limits a bank's "covered transactions" (generally, any extension of credit) with any single affiliate to no more than 10% of a bank's capital and surplus. Covered transactions with all affiliates combined are limited to no more than 20% of a bank's capital and surplus. All covered and exempt transactions between a bank and its affiliates must be on terms and conditions consistent with safe and sound banking practices, and a bank and its subsidiaries are prohibited from purchasing low quality assets from the bank's affiliates. Finally, Section 23A requires that all of a bank's extensions of credit to an affiliate be appropriately secured by collateral. The Company and the Bank are also subject to Section 23B of the Federal Reserve Act, which further limits transactions among affiliates. Sections 22(g) and 22(h) of the Federal Reserve Act and implementing regulations also prohibit extensions of credit by a state non-member bank (such as the Bank) to its directors, officers and controlling shareholders on terms which are more favorable than those afforded other borrowers, and impose limits on the amounts of loans to individual affiliates and all affiliates as a group.

                                 LEGAL MATTERS

       Certain legal matters in connection with the Shares offered hereby will be passed upon for the Company by Holland & Knight LLP Atlanta, Georgia.

                                    EXPERTS

       The consolidated financial statements of the Company as of December 31, 1996 and for the year then ended, have been audited by Bricker & Melton, P.A., independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of the Company as of December 31, 1995, and for each of the years in the two-year period ended December
31, 1995, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

INDEX TO TIB FINANCIAL CORP. AND SUBSIDIARY CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                                     Page
                                                                                                                     ----

AUDITED FINANCIAL STATEMENTS
   Independent Auditors Report  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-2

   Bricker & Melton, P.A. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-2

   KPMG Peat Marwick, LLP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-3

   Consolidated Balance Sheets at December 31, 1996 and 1995  . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-4

   Consolidated Statements of Income for the years ended
     December 31, 1996, 1995 and 1994   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-6

   Consolidated Statements of Changes in Stockholders' Equity
     for the years ended December 31, 1996, 1995 and 1994   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-8

   Consolidated Statements of Cash Flows for the years ended
     December 31, 1996, 1995 and 1994   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-9

   Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-11


                                   Page F-1

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors and Stockholders
TIB Financial Corp. and Subsidiary
Key Largo, Florida


    We have audited the accompanying consolidated balance sheet of TIB Financial Corp. and subsidiary as of December 31, 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of TIB Financial Corp.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of TIB Financial Corp. and subsidiary as of December 31, 1996, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

   As discussed in Note A to the consolidated financial statements, in 1996 TIB Financial Corp. and subsidiary changed its method of disclosure for stock-based compensation.




                                                    Bricker and Melton P.A.
February 21, 1997, except for
Note O, as to which the date
is February 25, 1997

Duluth, Georgia



                                    Page F-2

                         INDEPENDENT AUDITORS' REPORT



The Board of Directors
TIB Financial Corp.
Key Largo, Florida

We have audited the accompanying consolidated statement of condition of TIB Financial Corp. and subsidiary as of December 31, 1995, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the two-year period then ended. These financial statements are the responsibility of TIB Financial Corp.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted out audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examing, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of TIB Financial Corp. and subsidiary as of December 31, 1995 and the results of their operations and their cash flows for each of the years in the two-year period then ended in conformity with generally accepted accounting principles.


February 2, 1996                                  KPMG PEAT MARWICK, LLP
Miami, Florida

The Board of Directors
TIB Financial Corp.
Key Largo, Florida:

We consent to the use of our reports included herein and to the reference in our firm under the heading "Experts" in the prospectus.

Miami, Florida
March 26, 1997

                                                KPMG PEAT MARWICK, LLP

                             TIB FINANCIAL CORP.
                                AND SUBSIDIARY
                         CONSOLIDATED BALANCE SHEETS


                                                                                               December 31,
                                                                                   -----------------------------------
                                                                                          1996               1995
                                                                                   ---------------     ---------------
                             ASSETS
Cash and due from banks (Note B)                                                   $    12,109,935     $     8,542,945
Federal funds sold                                                                       1,810,000             587,000
Investment securities held to maturity (market value of
   $14,691,930 and $10,618,626, respectively) (Note C)                                  14,387,276          10,115,909
Investment securities available for sale (Note C)                                       36,490,481          50,844,979

Loans, net of deferred loan fees (Notes D and J)                                       164,544,622         138,369,991
Less:  Allowance for loan losses (Note D)                                                1,929,719           1,700,823
                                                                                   ---------------     ---------------
   Loans, net                                                                          162,614,903         136,669,168

Premises and equipment, net (Note E)                                                     8,221,676           8,570,271

Accrued interest receivable                                                              1,680,743           1,709,057
Intangible assets, net                                                                     343,796             262,487
Other assets (Note H)                                                                    3,391,743           2,264,839
                                                                                   ---------------     ---------------
           TOTAL ASSETS                                                            $   241,050,553     $   219,566,655
                                                                                   ===============     ===============

              LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
   Deposits (Note F):
     Noninterest-bearing demand                                                    $    42,929,774     $    34,247,739
     Interest-bearing demand and money market                                           66,340,839          67,172,506
     Savings                                                                            16,220,162          17,545,775
     Time deposits of $100,000 or more                                                  23,340,142          22,329,989
     Other time deposits                                                                56,152,663          51,161,580
                                                                                   ---------------     ---------------
        Total Deposits                                                                 204,983,580         192,457,589


   Short-term borrowings (Note G)                                                       11,091,426           4,184,051
   Accrued interest payable                                                              1,743,654           1,432,716
   Other liabilities (Note H)                                                              610,976             429,153
                                                                                   ---------------     ---------------
           TOTAL LIABILITIES                                                           218,429,636         198,503,509
                                                                                   ---------------     ---------------

                                 (Continued)



The accompanying notes are an integral part of these consolidated financial statements.

                                   Page F-4

                             TIB FINANCIAL CORP.
                                AND SUBSIDIARY
                   CONSOLIDATED BALANCE SHEETS, (continued)


                                                                                               December 31,
                                                                                   -----------------------------------
                                                                                         1996                1995
                                                                                   ---------------     ---------------
STOCKHOLDERS' EQUITY (Note K)
   Common stock - $.10 par value: 5,000,000 shares authorized,
     4,322,364 and 4,258,464 shares issued and outstanding
   (Note O)                                                                                432,236              70,975
   Surplus                                                                               6,140,199           6,150,518
   Retained earnings                                                                    16,207,233          14,663,648
   Market valuation reserve on investment securities available
     for sale (Note C)                                                                    (158,751)            178,005
                                                                                   ---------------     ---------------
           TOTAL STOCKHOLDERS' EQUITY                                                   22,620,917          21,063,146
                                                                                   ---------------     ---------------
Commitments and contingent liabilities (Note L)


           TOTAL LIABILITIES AND
            STOCKHOLDERS' EQUITY                                                   $   241,050,553     $   219,566,655
                                                                                   ===============     ===============





The accompanying notes are an integral part of these consolidated financial statements.

                                   Page F-5

                             TIB FINANCIAL CORP.
                                AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF INCOME




                                                                           For the years ended December 31,
                                                               -------------------------------------------------------
                                                                     1996                1995                1994
                                                               ---------------     ---------------     ---------------
INTEREST INCOME
   Loans, including fees                                       $    15,037,810     $    13,530,024     $    10,584,641
   Investment securities:
     U.S. Treasury securities                                        1,883,460           2,014,771           2,337,752
     U.S. Government agencies and corporations                       1,094,824           1,409,393           1,538,318
     States and political subdivisions                                 373,110             415,248             503,019
     Other investments                                                  44,125              44,125             108,769
   Federal funds sold                                                   69,420             111,043             106,083
                                                               ---------------     ---------------     ---------------
        TOTAL INTEREST INCOME                                       18,502,749          17,524,604          15,178,582
                                                               ---------------     ---------------     ---------------

INTEREST EXPENSE
   Interest-bearing demand and money market                            808,402             896,078             836,894
   Savings                                                           1,230,686           1,291,489           1,229,532
   Time deposits of $100,000 or more                                 1,426,049           1,397,538           1,047,000
   Other time deposits                                               2,743,791           2,601,797           1,727,801
   Short-term borrowings                                               297,832              65,664             117,777
                                                               ---------------     ---------------     ---------------
        TOTAL INTEREST EXPENSE                                       6,506,760           6,252,566           4,959,004
                                                               ---------------     ---------------     ---------------

        NET INTEREST INCOME                                         11,995,989          11,272,038          10,219,578

PROVISION FOR LOAN LOSSES (Note D)                                     240,000             135,000             120,000
                                                               ---------------     ---------------     ---------------

        NET INTEREST INCOME AFTER PROVISION FOR LOAN
           LOSSES                                                   11,755,989          11,137,038          10,099,578
                                                               ---------------     ---------------     ---------------

OTHER INCOME
   Service charges on deposit accounts                               1,336,306           1,093,453             982,374
   Investment securities gains, net (Note C)                            18,478               8,174              78,241
   Merchant bank card processing income                                519,203             461,742             292,935
   Gains (losses) on other real estate owned, net                           --             (29,200)            117,552
   Gain on exchange of bank premises                                        --             233,895                  --
   Gain on sale of SBA loans                                            17,314              97,258              30,794
   Gain on sale of mortgage loans                                      173,468                  --                  --
   Fees on mortgage loans sold at origination                          359,562             364,040              41,470
   Other income                                                        169,681             135,073              99,235
                                                               ---------------     ---------------     ---------------
        TOTAL OTHER INCOME                                           2,594,012           2,364,435           1,642,601
                                                               ---------------     ---------------     ---------------

                                 (Continued)





The accompanying notes are an integral part of these consolidated financial statements.

                                   Page F-6

                             TIB FINANCIAL CORP.
                                AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF INCOME, (continued)


                                                                           For the years ended December 31,
                                                               -------------------------------------------------------
                                                                     1996                1995                1994
                                                               ---------------     ---------------     ---------------
OTHER EXPENSE
   Salaries and employee benefits (Note I)                           5,535,872           4,995,289           4,323,570
   Net occupancy expense                                             1,691,870           1,593,709           1,258,292
   Other real estate owned expenses, net                                    --              14,725              57,441
   Other expense (Note M)                                            2,330,292           2,305,807           2,044,254
                                                               ---------------     ---------------     ---------------
        TOTAL OTHER EXPENSE                                          9,558,034           8,909,530           7,683,557
                                                               ---------------     ---------------     ---------------

        INCOME BEFORE INCOME TAX EXPENSE
                                                                     4,791,967           4,591,943           4,058,622

INCOME TAX EXPENSE (Note H)                                          1,589,000           1,591,000           1,373,000
                                                               ---------------     ---------------     ---------------

        NET INCOME                                             $     3,202,967     $     3,000,943     $     2,685,622
                                                               ===============     ===============     ===============

EARNINGS PER SHARE (Notes A and O)                             $           .72     $           .69     $           .65
                                                               ===============     ===============     ===============




The accompanying notes are an integral part of these consolidated financial statements.

                                   Page F-7

                              TIB FINANCIAL CORP.
                                 AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                        For the years ended December 31, 1996, 1995 and 1994
                                             -------------------------------------------------------------------------
                                                                                             Market
                                                Common                      Retained        Valuation
                                                Stock        Surplus        Earnings         Reserve          Total
                                             ----------   ------------    ------------    ------------   -------------
BALANCE AT DECEMBER 31, 1993                 $  853,510   $  4,379,097    $ 11,604,151    $    --        $  16,836,758

Effect of reorganization with TIB Bank
   of the Keys                                 (785,229)       785,229          --             --               --

Net income                                        --             --          2,685,622         --            2,685,622

Cash dividends declared, $.21 per share           --             --           (873,114)        --             (873,114)

Stock dividends declared, $5.50 per
   share                                          1,016        334,198        (335,214)        --               --

Exercise of stock options                           640        210,240          --             --              210,880

Market valuation adjustment                       --             --             --          (1,972,000)     (1,972,000)
                                             ----------   ------------    ------------    ------------   -------------
BALANCE AT DECEMBER 31, 1994                     69,937      5,708,764      13,081,445      (1,972,000)     16,888,146

Net income                                        --             --          3,000,943         --            3,000,943

Cash dividends declared, $.25 per share           --             --         (1,058,321)        --           (1,058,321)

Stock dividends declared, $7.63 per
   share                                            788        359,631        (360,419)        --               --

Exercise of stock options                           250         82,123          --             --               82,373

Market valuation adjustment                       --             --             --           2,150,005       2,150,005
                                             ----------   ------------    ------------    ------------   -------------
BALANCE AT DECEMBER 31, 1995                     70,975      6,150,518      14,663,648         178,005      21,063,146

Net income                                        --             --          3,202,967         --            3,202,967

Two-for-one stock split                          70,974        (70,974)         --             --               --

Cash dividends declared, $.39 per share           --             --         (1,659,382)        --           (1,659,382)

Exercise of stock options                         2,130        348,812          --             --              350,942

Market valuation adjustment                       --             --             --            (336,756)       (336,756)
                                             ----------   ------------    ------------    ------------   -------------
BALANCE AT DECEMBER 31, 1996                    144,079      6,428,356      16,207,233        (158,751)     22,620,917

Three-for-one stock split subsequent to
   December 31, 1996 (Note O)                   288,157       (288,157)         --              --              --
                                             ----------   ------------    ------------    ------------   -------------
BALANCE AT DECEMBER 31, 1996, AFTER
   RETROACTIVE RESTATEMENT FOR STOCK
   SPLIT                                     $  432,236   $  6,140,199    $ 16,207,233    $   (158,751)  $  22,620,917
                                             ==========   ============    ============    ============   =============



The accompanying notes are an integral part of these consolidated financial statements.

                                    Page F-8

                              TIB FINANCIAL CORP.
                                 AND SUBSIDIARY
                    CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                           For the years ended December 31,
                                                               -------------------------------------------------------
                                                                     1996                1995                1994
                                                               ---------------     ---------------     ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                  $     3,202,967     $     3,000,943     $     2,685,622
   Adjustments to reconcile net income to net cash
     provided by operating activities:
        Net amortization of investments                                201,344             223,148             239,329
        Amortization of intangible assets                               59,967              27,142               5,703
        Depreciation of premises and equipment                         761,001             640,877             426,147
        Provision for loan losses                                      240,000             135,000             120,000
        Deferred income tax provision (benefit)                        (87,000)             52,000              31,500
        Deferred net loan fees                                         (84,807)            (65,443)            (42,809)
        Investment securities (gains), net                             (18,478)             (8,174)            (78,241)
        Net loss (gains) on sales of other real estate
           owned, net                                                  --                   29,200            (117,552)
        Gain on exchange of building premises                          --                 (233,895)           --
        Gain on sales of premises and equipment                         (1,166)             (4,320)             (2,110)
        Gains on sales of SBA loans                                    (17,314)            (97,258)            (30,794)
        Gains on sales of mortgage loans                              (173,648)              --               --
        (Increase) decrease in interest receivable                      28,314            (183,611)            (98,359)
        Increase in interest payable                                   310,938             636,096             212,380
        (Increase) in intangible assets                               (141,276)              --               --
        (Increase) in other assets                                    (944,246)         (1,243,866)           (356,435)
        Increase (decrease) in other liabilities                      (143,172)             14,692              99,545
                                                               ---------------     ---------------     ---------------
           NET CASH PROVIDED BY OPERATING ACTIVITIES
                                                                     3,193,424           2,922,531           3,093,926
                                                               ---------------     ---------------     ---------------

                                  (Continued)





The accompanying notes are an integral part of these consolidated financial statements.

                                    Page F-9

                              TIB FINANCIAL CORP.
                                 AND SUBSIDIARY
              CONSOLIDATED STATEMENTS OF CASH FLOWS, (continued)


                                                                           For the years ended December 31,
                                                                     --------------------------------------------
                                                                     1996                1995                1994
                                                                     --------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of investment securities held to maturity         $    (5,951,250)    $        --         $    (5,774,119)
   Purchases of investment securities available for sale                 --                 --             (17,117,969)
   Sales of investment securities available for sale                 8,013,906              --              10,077,188
   Repayments of principal and maturities of investment
     securities available for sale                                   5,591,954           5,433,994           7,815,907
   Maturities of investment securities held to maturity              1,706,000           2,184,500             970,000
   Proceeds from sales of SBA loans                                  1,075,630           2,010,750           1,150,310
   Proceeds from sales of mortgage loans                            11,564,515              --                  --
   Loans originated or acquired, net of principal
     repayments                                                    (38,550,111)        (16,776,495)        (14,710,631)
   Proceeds from sales of other real estate owned, net                   --                357,011             941,741
   Purchases of premises and equipment                                (415,670)         (2,731,781)           (999,212)
   Sales of premises and equipment                                       4,430              18,052              18,632
           NET CASH USED BY INVESTING ACTIVITIES               ---------------     ---------------     ---------------
                                                                    16,960,596         (9,503,969)        (17,628,153)
                                                               ---------------     ---------------     ---------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase (decrease) in federal funds purchased and
     securities sold under agreements to
     repurchase                                                      6,907,375           3,051,088          (1,755,496)
   Net increase (decrease) in demand, money market and
     savings accounts                                                6,524,755          (1,414,558)         (2,250,183)
   Time deposits accepted, net of repayments                         6,001,236           4,387,694          12,987,452
   Proceeds from exercise of stock options and warrants                350,942              82,373             210,880
   Cash dividends paid                                              (1,227,146)         (1,055,493)         (1,140,297)
           NET CASH PROVIDED BY FINANCING ACTIVITIES           ---------------     ---------------     ---------------
                                                                    18,557,162           5,051,104           8,052,356
                                                               ---------------     ---------------     ---------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                 4,789,990          (1,530,334)         (6,481,871)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                       9,129,945          10,660,279          17,142,150
                                                               ---------------     ---------------     ---------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                       $    13,919,935     $     9,129,945     $    10,660,279
                                                               ===============     ===============     ===============
SUPPLEMENTAL DISCLOSURES OF CASH PAID:
     Interest                                                  $     6,159,810     $     5,616,470     $     4,746,624
                                                               ===============     ===============     ===============
     Income taxes                                              $     1,656,000     $     1,510,000     $     1,215,000
                                                               ===============     ===============     ===============






                                    Page F-10

                              TIB FINANCIAL CORP.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994



NOTE A-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   TIB Financial Corp. and subsidiary provide full-service commercial banking services in Monroe County, Florida.

   The accounting and reporting policies of TIB Financial Corp. and subsidiary conform to generally accepted accounting principles and to general practices within the banking industry. The following is a summary of the more significant of these policies.

   The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the market valuation reserve on investment securities available for sale and the allowance for loan losses. Management believes that the allowance for loan losses is adequate and the decline in market value of investment securities available for sale is temporary. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination.


CORPORATE REORGANIZATION
   During 1996, TIB Financial Corp. ("Company") was formed providing for a reorganization whereby TIB Bank of the Keys ("Bank") became a wholly-owned subsidiary of TIB Financial Corp. The transaction was approved unanimously by the Bank's shareholders and accounted for on a historical cost basis similar to a pooling of interests and, accordingly, the accompanying consolidated financial statements are prepared as if the reorganization occurred January 1, 1994.


BASIS OF PRESENTATION
   The consolidated financial statements include the accounts of TIB Financial Corp. (Parent Company) and its wholly-owned subsidiary, TIB Bank of the Keys
(Bank), collectively known as the Company. All significant intercompany accounts and transactions have been eliminated in consolidation.


INVESTMENT SECURITIES
   Investment securities which management has the ability and intent to hold to maturity are reported at cost, adjusted for amortization of premium and accretion of discount. Investment securities available for sale are reported at fair value, with unrealized gains and losses reported as a separate component of stockholders' equity, net of the related tax effect. Other investments are reported at cost and, accordingly, earnings are reported when interest is accrued or when dividends are received.





                                   Page F-11

                              TIB FINANCIAL CORP.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


NOTE A-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, (Continued)

   Premium and discount on all investment securities are amortized (deducted) and accreted (added), respectively, to interest income on the effective-yield method over the period to the maturity of the related securities. Premium and discount on mortgage-backed securities are amortized (deducted) and accreted (added), respectively, to interest income on the effective interest method over the period to maturity of the related securities taking into consideration assumed prepayment patterns.

   Gains or losses on disposition are computed by the specific identification method for all securities.


LOANS
   Loans are reported at the gross amount outstanding, reduced by net deferred loan fees and a valuation allowance for loan losses. Interest income on loans is recognized over the terms of the loans based on the unpaid daily principal amount outstanding. If the collectibility of interest appears doubtful, the accrual thereof is discontinued. Loan origination fees, net of direct loan origination costs, are deferred and recognized as income over the life of the related loan on a level-yield basis. Gains on sales of SBA loans are recognized as income when the sale occurs.

   The Bank adopted the provisions of Statement of Financial Accounting Standards No. 114 (SFAS 114), "Accounting by Creditors for Impairment of a Loan," as amended by Statement of Financial Accounting Standards No. 118 (SFAS
118), "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure," on January 1, 1995. Management, considering current information and events regarding the borrowers' ability to repay their obligations, considers a loan to be impaired when it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the note's effective interest rate. Impairment losses are included in the allowance for loan losses through a charge to the provision. Cash receipts on impaired loans are applied to reduce the principal amount of such loans until the principal has been recovered and are recognized as interest income, thereafter. Prior periods were not restated. There was no significant impact on the financial condition or results of operations of the Company upon adoption.

   Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 122 (SFAS 122), "Accounting for Mortgage Servicing Rights," an amendment of Statement of Financial Accounting Standards No. 65, "Accounting for Certain Mortgage Banking Activities." The provisions of SFAS 122 denote the accounting distinction between rights to service mortgage loans that are acquired through loan origination and those acquired through purchase. The adoption of SFAS 122 did not have a significant impact on the financial condition or results of operations of the Company.

   Fixed rate mortgage loans are originated by the Bank and sold to a third party immediately without recourse. All fees are recognized as income at the time of the sale.





                                   Page F-12

                              TIB FINANCIAL CORP.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994



NOTE A-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, (Continued)

ALLOWANCE FOR LOAN LOSSES
   The allowance for loan losses is established through a provision for loan losses charged to expense. The allowance represents an amount which, in management's judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible. Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans and takes into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality and review of specific problem loans. Periodic revisions are made to the allowance when circumstances which necessitate such revisions become known. Recognized losses are charged to the allowance for loan losses, while subsequent recoveries are added to the allowance.


PREMISES AND EQUIPMENT
   Premises and equipment are reported at cost less accumulated depreciation. For financial reporting purposes, depreciation is computed using primarily the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged to operations as incurred, while major renewals and betterments are capitalized. When property is disposed of, any gain or loss is reflected in income. For Federal tax reporting purposes, depreciation is computed using primarily accelerated methods.


OTHER REAL ESTATE
   Other real estate represents property acquired through in-substance foreclosure, foreclosure, or in settlement of loans and is reported at the lower of cost or fair value less estimated selling expenses. Losses incurred in the acquisition of foreclosed properties are charged against the allowance for loan losses at the time of foreclosure. Subsequent write-downs of other real estate are charged against the current period's operations.


MERCHANT BANK CARD PROCESSING INCOME
   The Bank participates in merchant credit card processing for a number of businesses in the local area. The Bank receives a percentage of each transaction which it processes.


INTANGIBLE ASSETS
   Intangible assets include amounts for excess servicing fees on SBA loans and organizational expenses. Excess servicing rights are being amortized over the expected life of the related loan. Holding company organizational expenses are being amortized over five years using the straight-line method.


INCOME TAXES
   The tax effect of transactions is recorded at current tax rates in the periods the transactions are reported for financial statement purposes. Deferred income taxes are established for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. The Company will file its 1996 income tax returns on a consolidated basis.





                                   Page F-13

                              TIB FINANCIAL CORP.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


NOTE A-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, (Continued)

COMMON STOCK SPLITS
   On March 26, 1996, the Board of Directors declared a two-for-one common stock split distributable on May 14, 1996, to shareholders of record at the close of business on May 2, 1996, resulting in 709,740 additional shares of common stock being issued. On February 25, 1997, the Board of Directors declared a three-for-one common split distributable on March 18, 1997, to shareholders of record on February 25, 1997. In the consolidated financial statements, all per share amounts, number of shares outstanding and market prices have been restated to reflect these stock splits. An amount equal to the $.10 par value of the additional shares outstanding after the stock splits has been transferred from surplus to common stock.


EARNINGS PER SHARE
   Earnings per share has been computed based on the weighted average number of common shares outstanding during the period, which totaled 4,424,676, 4,352,838 and 4,160,994 shares in 1996, 1995 and 1994, respectively. Stock options and warrants, as described in Note K, are considered to be common stock equivalents for purposes of calculating earnings per share. The common stock splits have been treated retroactively as occurring on January 1, 1994, for earnings per share computation purposes.


STOCK-BASED COMPENSATION
   The Company accounts for stock options under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). Under APB 25, because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

   Effective January 1, 1996, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation." As provided by SFAS 123, the Company has elected to continue applying the provisions of APB 25 in determining its net income relative to stock-based compensation. The Company has adopted the SFAS 123 requirement that a company disclose the pro forma net income and pro forma earnings per share for the years ending December 31, 1996 and 1995, as if the alternative fair-value-based accounting method in SFAS 123 had been used in determining net income. The adoption of SFAS 123 did not have a significant impact on the financial condition or results of operations of the Company.


FINANCIAL INSTRUMENTS
   In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.





                                   Page F-14

                              TIB FINANCIAL CORP.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


NOTE A-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, (Continued)

FAIR VALUES OF FINANCIAL INSTRUMENTS
   The Company uses the following methods and assumptions in estimating fair values of financial instruments (see Note N):

   Cash and cash equivalents-The carrying amount of cash and cash equivalents approximates fair value.

   Investment securities-The fair value of investment securities held to maturity and available for sale is estimated based on bid quotations received from independent pricing services. The carrying amount of other investments approximates fair value.

   Loans-For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For all other loans, fair values are calculated by discounting the contractual cash flows using estimated market discount rates which reflect the credit and interest rate risk inherent in the loan, or by using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

   Deposits-The fair value of deposits with no stated maturity, such as demand, NOW and money market, and savings accounts, is equal to the amount payable on demand at year-end. The fair value of certificates of deposit is based on the discounted value of contractual cash flows using the rates currently offered for deposits of similar remaining maturities.

   Short-term borrowings-The carrying amount of federal funds purchased and other short-term borrowings maturing within 30 days approximates fair value.

   Accrued interest-The carrying amount of accrued interest receivable and payable approximates fair value.

   Off-balance-sheet instruments-Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the borrower's credit standing.


CASH AND CASH EQUIVALENTS
   For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.


LONG-LIVED ASSETS
   Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The provisions of SFAS 121 require the Company to review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of SFAS 121 did not have a significant impact on the financial condition or results of operations of the Company.





                                   Page F-15

                              TIB FINANCIAL CORP.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


NOTE A-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, (Continued)

RECLASSIFICATIONS
   Certain reclassifications have been made in the 1995 and 1994 financial statements to conform with the 1996 presentation.


PENDING ACCOUNTING PRONOUNCEMENTS
   The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 125 (SFAS 125), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS 125 is effective for such transactions entered into subsequent to December 31, 1996, and for certain excess servicing rights recorded at December 31, 1996. Under SFAS 125, a company recognizes the financial and servicing assets it controls and the liabilities it has incurred and derecognizes financial assets when control has been surrendered and liabilities when extinguished. The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 127 (SFAS 127), "Deferral of the Effective Date of FASB Statement No. 125," which delays the effective date of certain provisions of SFAS 125 until 1998. The adoption of SFAS 125 and SFAS 127 is not expected to have a significant impact on the financial condition or results of operations of the Company.


NOTE B-CASH AND DUE FROM BANKS

   A bank is required to maintain average reserve balances with the Federal Reserve Bank, on deposit with national banks or in cash. The Bank's average reserve requirement as of December 31, 1996 was approximately $2,348,000. The Bank maintained cash balances which were adequate to meet this requirement.


NOTE C-INVESTMENT SECURITIES

   The amortized cost and estimated market value of investment securities held to maturity are as follows at December 31:

                                                                                   1996
                                                  ---------------------------------------------------------------------
                                                     Amortized         Unrealized        Unrealized           Market
                                                       Cost              Gains             Losses             Value
                                                  --------------      -----------       -----------      --------------
U.S. Treasury securities                          $    7,964,622      $     1,017       $     6,579      $    7,959,060
States and political subdivisions                      5,354,837          303,029               776           5,657,090
U.S. Government agencies and
  corporations                                           992,817            7,963             --              1,000,780
Other investments                                         75,000            --                --                 75,000
                                                  --------------      -----------       -----------      --------------
                                                  $   14,387,276      $   312,009       $     7,355      $   14,691,930
                                                  ==============      ===========       ===========      ==============





                                   Page F-16

                              TIB FINANCIAL CORP.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


NOTE C-INVESTMENT SECURITIES, (Continued)

                                                                                   1995
                                                  ---------------------------------------------------------------------
                                                     Amortized         Unrealized        Unrealized           Market
                                                       Cost              Gains             Losses             Value
                                                  --------------      -----------       -----------      --------------
U.S. Treasury securities                          $    2,008,965      $    11,655       $   --           $    2,020,620
States and political subdivisions                      6,049,446          453,250           --                6,502,696
U.S. Government agencies and
  corporations                                         1,982,498           37,812           --                2,020,310
Other investments                                         75,000            --              --                   75,000
                                                  --------------      -----------       -----------      --------------
                                                  $   10,115,909      $   502,717       $   --           $   10,618,626
                                                  ==============      ===========       ===========      ==============

   The amortized cost and estimated market value of investment securities available for sale are as follows at December 31:

                                                                                   1996
                                                  ---------------------------------------------------------------------
                                                     Amortized         Unrealized        Unrealized           Market
                                                       Cost              Gains             Losses             Value
                                                  --------------      -----------       -----------      --------------
U.S. Treasury securities                          $   21,219,561      $    22,458       $   129,679      $   21,112,340
Mortgage-backed securities                            15,075,896           25,846           207,688          14,894,054
Other debt securities                                    449,433           34,654             --                484,087
                                                  --------------      -----------       -----------      --------------
                                                  $   36,744,890      $    82,958       $   337,367      $   36,490,481
                                                  ==============      ===========       ===========      ==============


                                                                                   1995
                                                  ---------------------------------------------------------------------
                                                     Amortized         Unrealized        Unrealized           Market
                                                       Cost              Gains             Losses             Value
                                                  --------------      -----------       -----------      --------------
U.S. Treasury securities                          $   31,421,475      $   218,235       $    30,000      $   31,609,710
Mortgage-backed securities                            18,689,057           93,348            51,000          18,731,405
Other debt securities                                    449,201           54,663             --                503,864
                                                  --------------      -----------       -----------      --------------
                                                  $   50,559,733      $   366,246       $    81,000      $   50,844,979
                                                  ==============      ===========       ===========      ==============


   Other investments at December 31, 1996 and 1995, consists of stock in the Independent Bankers Bank of Florida. Other debt securities at December 31, 1996 and 1995 consists of corporate debt securities.

   The net unrealized (loss) and gain on available for sale securities at December 31, 1996 and 1995, net of the related deferred taxes of $(95,658) and $107,241, is $(158,751) and $178,005, respectively, and is included as a separate component of stockholders' equity.





                                   Page F-17

                              TIB FINANCIAL CORP.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


NOTE C INVESTMENT SECURITIES, (Continued)

   The amortized cost and estimated market value of investment securities held to maturity and available for sale at December 31, 1996, by contractual maturity, are shown below. Expected maturities differ from contractual maturities because borrowers may have the right to call or repay obligations without call or prepayment penalties.

                                                       Investment Securities                 Investment Securities
                                                         Held to Maturity                      Available for Sale
                                                 --------------------------------      --------------------------------
                                                    Amortized          Market             Amortized           Market
                                                      Cost              Value                Cost             Value
                                                 --------------    --------------      --------------    --------------
Due in one year or less                          $    2,573,805    $    2,585,256      $    7,038,028    $    7,057,660
Due after one year through five years                 9,217,008         9,399,313          14,630,966        14,538,767
Due after five years through ten years                1,445,841         1,497,939               --                --
Due after ten years                                   1,150,622         1,209,422               --                --
Mortgage-backed securities                                --                --             15,075,896        14,894,054
                                                 --------------    --------------      --------------    --------------
                                                 $   14,387,276    $   14,691,930      $   36,744,890    $   36,490,481
                                                 ==============    ==============      ==============    ==============

   Proceeds from sales of investment securities available for sale during 1996 were $8,013,906 with gross gains of $3,706 and no gross losses. There were no sales of investment securities in 1995. Proceeds from sales of investment securities available for sale during 1994 were $10,077,188, with gross gains of $128,326 and gross losses of $50,085 realized on those sales. Maturities and principal repayments of investment securities available for sale during 1996, 1995 and 1994 were $5,591,954, $5,433,994 and $7,815,907, respectively, with gross gains of $14,772, $8,174 and $0 and no gross losses realized on those transactions.

   Investment securities having carrying values of approximately $21,652,000 and $18,318,000 at December 31, 1996 and 1995, respectively, were pledged to secure public funds on deposit, securities sold under agreements to repurchase, and other purposes as required by law.

   At December 31, 1996, the Bank has no outstanding off-balance-sheet derivative financial instruments such as swaps, options, futures or forward contracts.





                                   Page F-18

                              TIB FINANCIAL CORP.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


NOTE D-LOANS

   Major classifications of loans are as follows at December 31:

                                                                                         1996                1995
                                                                                   ---------------     ---------------
Commercial, financial and agricultural                                             $     6,423,961     $     7,939,397
Real estate-commercial                                                                 102,854,287          85,353,686
Real estate-construction                                                                 7,391,050           5,441,850
Real estate-individual                                                                  40,834,718          35,946,521
Installment and simple interest individual                                               7,553,799           4,250,134
Other                                                                                       93,322             129,725
                                                                                   ---------------     ---------------
   Total loans                                                                         165,151,137         139,061,313
Net deferred loan fees                                                                     606,515             691,322
                                                                                   ---------------     ---------------
   Loans, net of deferred loan fees                                                $   164,544,622     $   138,369,991
                                                                                   ===============     ===============


   Substantially all loans are made to borrowers in the Bank's primary market area of Monroe County in which the primary industry is tourism. Therefore, a substantial portion of the Bank's loan customers and outstanding loans are related to the tourism industry. At December 31, 1996 and 1995, the Bank had approximately $151,080,000 and $126,742,000, respectively, of its portfolio secured by real estate.

   Nonaccrual and restructured loans totaled $430,000 and $82,000 at December 31, 1996 and 1995, respectively. If such loans had been on a full-accrual basis, interest income would have been approximately $16,000 and $3,000 higher in 1996 and 1995, respectively. Interest income recognized on these loans totaled approximately $27,000 and $5,000, respectively.

   At December 31, 1996 and 1995, the Bank has no loans which are impaired under SFAS 114.

   The following is a summary of transactions in the allowance for loan losses for the years ended December 31:

                                                                          1996              1995              1994
                                                                     -------------     -------------     -------------
Balance, beginning of year                                           $   1,700,823     $   1,566,626     $   1,448,795
Provision charged to expense                                               240,000           135,000           120,000
Loans charged off                                                          (11,734)             (803)           (3,169)
Recoveries of loans previously charged off                                     630               --              1,000
                                                                     -------------     -------------     -------------
Balance, end of year                                                 $   1,929,719     $   1,700,823     $   1,566,626
                                                                     =============     =============     =============





                                   Page F-19

                              TIB FINANCIAL CORP.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


NOTE E-PREMISES AND EQUIPMENT

   Premises and equipment are comprised of the following at December 31:

                                                                                            1996              1995
                                                                                      --------------    --------------
Land                                                                                  $    2,579,977    $    2,386,487
Buildings                                                                                  5,472,086         5,429,766
Furniture, fixtures and equipment                                                          4,505,827         4,181,842
Other                                                                                          7,000           201,790
                                                                                      --------------    --------------
                                                                                          12,564,890        12,199,885
Less:  Accumulated depreciation                                                           (4,343,214)       (3,629,614)
                                                                                      --------------    --------------
   Premises and equipment, net                                                        $    8,221,676    $    8,570,271
                                                                                      ==============    ==============

   The charge to operating expense for depreciation totaled $761,001, $640,877 and $426,147 in 1996, 1995 and 1994, respectively.

   The Bank is obligated under operating leases for office space. The leases expire in periods varying from one to two years, and some have renewal options for subsequent periods. Future minimum lease payments are as follows at December 31, 1996:

Years ending December 31,

   1997                                                                                                 $       51,128
   1998                                                                                                         36,916
   1999                                                                                                         39,667
   2000                                                                                                         42,428
   2001                                                                                                         47,196
                                                                                                        --------------
                                                                                                        $      217,335
                                                                                                        ==============


   Rental expense for the years ended December 31, 1996, 1995, and 1994 was approximately $40,000, $67,000 and $47,000, respectively.

   During 1995, the Bank entered into a contract with a related party to exchange existing Bank premises for an office building. Included in earnings for the year ended December 31, 1995, is a gain of $233,895 related to this exchange.





                                   Page F-20

                              TIB FINANCIAL CORP.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


NOTE F-TIME DEPOSITS

   At December 31, 1996, the scheduled maturities of time deposits are as follows:

Years ended December 31:

   1997                                                                                                 $   61,551,539
   1998                                                                                                      9,774,778
   1999                                                                                                      4,025,526
   2000 and thereafter                                                                                       4,140,962
                                                                                                        --------------
                                                                                                        $   79,492,805
                                                                                                        ==============


NOTE G-SHORT-TERM BORROWINGS

   Short-term borrowings include federal funds purchased, wholesale and retail securities sold under agreements to repurchase, and a Treasury, Tax and Loan note option. The Bank utilizes these short-term borrowings, which generally represent overnight borrowing transactions, for liquidity purposes.

   The Bank has unsecured lines of credit for federal funds purchased from other banks totaling $5,000,000 at December 31, 1996. Securities sold under agreements to repurchase (wholesale) represent a wholesale agreement with a correspondent bank which is collateralized by a U.S. Treasury note. The Bank also has several securities sold under repurchase agreements (retail) with commercial account holders whereby the Bank sweeps to the customer's accounts on a daily basis and pays interest on the same. These agreements are collateralized by investment securities chosen by the Bank. (See Note C.)

   The Bank accepts Treasury, Tax and Loan deposits from certain commercial depositors and remits these deposits to the appropriate government authorities. The Bank can hold up to $1,700,000 of these deposits more than a day under a note option agreement with its regional federal reserve bank and pay interest on those funds held. The Bank pledges certain investment securities against this account. (See Note C.)





                                   Page F-21

                              TIB FINANCIAL CORP.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


NOTE G-SHORT-TERM BORROWINGS, (Continued)

   The following table reflects the average daily outstanding, year-end outstanding, maximum month-end outstanding and weighted average rate paid for the year ended for each of the four categories of short-term borrowings as of and for the years ended December 31:

                                                                                            1996              1995
                                                                                       -------------     -------------
FEDERAL FUNDS PURCHASED:
   Balance:
     Average daily outstanding                                                         $     840,748     $     198,679
     Year-end outstanding                                                                        --                --
     Maximum month-end outstanding                                                         5,000,000           977,000
   Rate:
     Weighted average                                                                           5.8%              5.9%


SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE (WHOLESALE):
   Balance:
     Average daily outstanding                                                         $   3,362,637     $     131,507
     Year-end outstanding                                                                  9,000,000         3,000,000
     Maximum month-end outstanding                                                         9,000,000         3,000,000
   Rate:
     Weighted average                                                                           5.7%              5.9%

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE (RETAIL):

   Balance:
     Average daily outstanding                                                         $     790,296     $     587,317
     Year-end outstanding                                                                    908,206           521,806
     Maximum month-end outstanding                                                         1,238,650           885,210
   Rate:
     Weighted average                                                                           3.1%              1.7%

TREASURY, TAX AND LOAN NOTE OPTION:
   Balance:
     Average daily outstanding                                                         $     690,509     $     770,770
     Year-end outstanding                                                                  1,183,220           662,245
     Maximum month-end outstanding                                                         1,546,956         2,427,726
   Rate:
     Weighted average                                                                           4.5%              4.7%





                                   Page F-22

                              TIB FINANCIAL CORP.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


NOTE H-INCOME TAXES

   The following are the components of income tax expense as provided for the years ended December 31:

                                                                          1996              1995              1994
                                                                     -------------     -------------     -------------
Current income tax provision
   Federal                                                           $   1,440,000     $   1,294,000     $   1,121,000
   State                                                                   236,000           245,000           220,500
                                                                     -------------     -------------     -------------
                                                                         1,676,000         1,539,000         1,341,500
Deferred income tax provision (benefit)                                    (87,000)           52,000            31,500
                                                                     -------------     -------------     -------------
                                                                     $   1,589,000     $   1,591,000     $   1,373,000
                                                                     =============     =============     =============


   A reconciliation of income tax computed at the Federal statutory income tax rate to total income taxes is as follows for the years ended December 31:

                                                                          1996              1995              1994

                                                                     -------------     -------------     -------------
Pretax income                                                        $   4,791,967     $   4,591,943     $   4,058,622
                                                                     =============     =============     =============
Income taxes computed at Federal statutory tax rate                  $   1,629,300     $   1,561,000     $   1,380,000
Increase (decrease) resulting from:
   Tax-exempt interest income                                             (120,250)         (130,000)         (160,000)
   Exercise of stock options                                               (65,900)           --                --
   State income taxes                                                      155,800           161,700           145,500
   Other, net                                                               (9,950)           (1,700)            7,500
                                                                     -------------     -------------     -------------
                                                                     $   1,589,000     $   1,591,000     $   1,373,000
                                                                     =============     =============     =============

   The following summarizes the tax effects of temporary differences which comprise the net deferred tax assets (liabilities) at December 31:

                                                                                            1996              1995
                                                                                       -------------     -------------
Reserve for loan losses                                                                $     581,321     $     495,200
Unrealized losses on securities available for sale                                            95,658            --
Accrual for severance                                                                         --                39,800
                                                                                       -------------     -------------
   Total gross deferred tax assets                                                           676,979           535,000
                                                                                       -------------     -------------

Accumulated depreciation                                                                    (276,429)         (252,165)
Deferred loan fees                                                                           (42,092)         (104,835)
Gain on building swap                                                                        (85,800)          (88,000)
Unrealized gains on securities available for sale                                             --              (107,000)
                                                                                       -------------     -------------
   Total gross deferred tax liabilities                                                     (404,321)         (552,000)
                                                                                       -------------     -------------
                                                                                       $     272,658     $     (17,000)
                                                                                       =============     =============


                                  Page F-23

                              TIB FINANCIAL CORP
                                AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

NOTE I-EMPLOYEE BENEFIT PLAN

   Effective January 1, 1994, the Bank established an Employee Stock Ownership Plan containing Internal Revenue Code Section 401(k) Provisions. The plan is a complete amendment, restatement, and consolidation of the TIB Bank of the Keys 401(k) Plan, originally effective January 1, 1990, and the Employee Profit Sharing Trust, originally effective January 1, 1978.

   Three types of contributions can be made to the Plan by the Bank and participants: basic voluntary contributions which are discretionary contributions made by all participants; a matching contribution, whereby the Bank will match 25 percent of salary reduction contributions up to 4 percent of compensation, not to exceed a maximum contribution of $1,000 per employee; and an additional discretionary contribution made by the Bank allocated to the accounts of participants on the basis of total relative compensation. The Bank contributed to the plan $168,000 in 1996, $156,000 in 1995, and $144,000 in
1994.


NOTE J-RELATED PARTY TRANSACTIONS

   As of December 31, 1996 and 1995, the Bank had direct and indirect loans outstanding to certain of its officers, directors and their related business interests which aggregated $8,579,820 and $7,461,155, respectively. During 1996, $6,115,462 of such loans were made and repayments totaled $4,996,797. These loans were made in the ordinary course of business in conformity with normal credit terms, including interest rates and collateral requirements prevailing at the time for comparable transactions with other borrowers. These individuals and their related interests also maintain customary demand and time deposit accounts with the Bank.


NOTE K-STOCKHOLDERS' EQUITY

   The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. The regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

   Quantitative measures established by regulation to ensure capital adequacy requires the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tier 1 capital (as defined in the regulations) to total average assets (as defined), and minimum ratios of Tier 1 and total capital (as defined) to risk weighted assets (as defined). As of December 31, 1996, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes has changed the Bank's category. To be considered well capitalized and adequately capitalized (as defined) under the regulatory framework for prompt corrective action, the Bank must maintain minimum Tier 1 leverage, Tier 1 risk-based, and total risk-based ratios as set forth in the table. The Bank's actual capital amounts and ratios are also presented in the table.





                                   Page F-24

                              TIB FINANCIAL CORP.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


NOTE K-STOCKHOLDERS' EQUITY, (Continued)

                                                                                1996
                                           ----------------------------------------------------------------------------
                                                                             Adequately
                                               Well Capitalized              Capitalized
                                                  Requirement                Requirement                  Actual
                                                Amount (Ratio)             Amount (Ratio)             Amount (Ratio)
                                           -----------------------    -----------------------   -----------------------
 Tier 1 Capital (to Average Assets)        $>11,603,374    >   5.0%   $   6,962,024       3.0%  $   22,419,000      9.7%
                                            -              -
 Tier 1 Capital (to Risk Weighted          $> 9,945,000    >   6.0%   $   6,630,000       4.0%  $   22,419,000     13.5%
 Assets)                                    -              -

 Total Capital (to Risk Weighted Assets)   $>16,576,000    >  10.0%   $  13,261,000       8.0%  $   24,349,000     14.7%
                                            -              -

                                                                               1995
                                          ----------------------------------------------------------------------------
                                                                            Adequately
                                              Well Capitalized              Capitalized
                                                 Requirement                Requirement                  Actual
                                               Amount (Ratio)             Amount (Ratio)             Amount (Ratio)
                                          -----------------------    -----------------------   -----------------------
Tier 1 Capital (to Average Assets)        $>10,736,000    >   5.0%   $   6,442,000       3.0%  $   20,635,000      9.6%
                                           -              -
Tier 1 Capital (to Risk Weighted Assets)  $> 8,527,000    >   6.0%   $   5,685,000       4.0%  $   20,635,000     14.5%
                                           -              -
Total Capital (to Risk Weighted Assets)   $>14,212,000    >  10.0%   $  11,370,000       8.0%  $   22,335,000     15.7%
                                           -              -


   Management believes, as of December 31, 1996, that the Bank meets all capital requirements to which it is subject.

   Under state banking law, regulatory approval will be required if the total of all dividends declared in any calendar year by the Bank exceeds the Bank's net profits to date for that year combined with its retained net profits for the preceding two years. Retained earnings of the Bank available for payment of dividends without prior regulatory approval for the year ended December 31, 1996 is approximately $6,985,000.

STOCK OPTION PLAN
   Under the Bank's 1994 Incentive Stock Option and Nonstatutory Stock Option Plan ("the Plan"), the Company may grant stock options to persons who are now or who during the term of the Plan become directors, officers, or key executives as defined by the Plan. Stock options granted under the Plan may either be incentive stock options or nonqualified stock options for federal income tax purposes. The Board of Directors of the Company may grant nonqualified stock options to any director, and incentive stock options or nonqualified stock options to any officer, key executive, administrative, or other employee including an employee who is a director of the Company. Subject to the provisions of the Plan, the maximum number of shares of common stock of the Company that may be optioned or sold is 978,000 shares. Such shares may be treasury, or authorized, but unissued, shares of common stock of the Company.





                                   Page F-25

                             TIB FINANCIAL CORP.
                                AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


NOTE K-STOCKHOLDERS' EQUITY, (Continued)

   The exercise price for common stock under each nonqualified stock option must equal 100 percent of the fair market value of the stock at the time the option is granted, or, if greater, the par value of the stock on the date of the grant. The exercise price for stock under each incentive stock option shall not be less than the greater of 100 percent of the fair market value of the stock at the time the option is granted or the par value of the stock on the date of the grant. The exercise price under an incentive stock option granted to a person owning stock representing more than 10 percent of the common stock must equal at least 110 percent of the fair market value at the date of the grant and such option is not exercisable after five years from the date the incentive stock option was granted.

   The Board of Directors may, at its discretion, provide that an option not be exercised in whole or in part for any period or periods of time as specified in the option agreements. No option may be exercised after the expiration of ten years from the date it is granted.

   The Company applies APB 25 and related Interpretations in accounting for its stock-based compensation plan. Accordingly, no compensation cost has been recognized. Had compensation cost for the Company's stock-based compensation plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method of SFAS 123, the Company's net income and earnings per share would have been the pro forma amounts indicated below:

                                                                                                              For the years
                                                                                                            ended December 31,
                                                                                                    -------------------------------
                                                                                                          1996              1995
                                                                                                     -------------     ------------
             Net income
               As reported                                                                           $   3,202,967     $   3,000,943
               Pro forma                                                                                 3,194,108         2,986,604

             Primary earnings per share
               As reported                                                                           $         .72     $         .69
               Pro forma                                                                                       .72               .69

   The fair value of each option is estimated as of the date of grant using the Black-Scholes Option Pricing Model and the following weighted average assumptions for options granted in 1996 and 1995:

                                                                                                      1996                1995
                                                                                                    -----------       ------------
             Dividend yield                                                                         4.8%              4.1%
             Risk-free interest rate                                                                6.4% to 6.7%      6.7% to 7.9%
             Expected lives                                                                         9 years           5 to 9 years
             Volatility                                                                             0                 0





                                   Page F-26

                             TIB FINANCIAL CORP.
                                AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


NOTE K-STOCKHOLDERS' EQUITY, (Continued)

   A summary of the status of the Company's fixed stock option plan as of and for the three years ended December 31, 1996, and changes during that period after the effect of the three-for-one stock split in 1997 is presented below:

                                                                             Exercise Price             Weighted Average
                                                              Shares              Range                  Exercise Price
                                                            -----------      --------------            -----------------
Balance at December 31, 1993                                    --           $    --                        $--
Granted                                                        714,000             5.49                      5.49
Exercised                                                      (38,400)            5.49                      5.49
                                                            ----------       --------------                 ------
Balance at December 31, 1994                                   675,600             5.49                      5.49
Granted                                                         84,000          5.50-6.23                    5.76
Exercised                                                      (15,000)           5.49                       5.49
Expired                                                       (132,000)           5.49                       5.49
                                                            ----------       --------------                 ------
Balance at December 31, 1995                                   612,600          5.49-6.23                    5.53
Granted                                                        120,000          8.33-9.00                    8.45
Exercised                                                      (64,500)         5.49-5.50                    5.49
Expired                                                        (61,800)         5.49-5.50                    5.49
                                                            ----------       --------------                 ------
Balance at December 31, 1996                                   606,300       $  5.49-9.00                   $6.11
                                                            ==========       ==============                 ======

Options exercisable at December 31, 1996                       229,800
                                                            ==========
Options exercisable at December 31, 1995                       250,500
                                                            ==========

Weighted average fair value of options granted
   during 1996                                              $      .74
                                                            ==========
Weighted average fair value of options granted
   during 1995                                              $      .76
                                                            ==========





                                   Page F-27

                             TIB FINANCIAL CORP.
                                AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


NOTE K-STOCKHOLDERS' EQUITY, (Continued)

   The following table summarizes information about fixed stock options outstanding at December 31, 1996, after the effect of the three-for-one stock split in 1997:

                                                     Options Outstanding                                Options Exercisable
              --------------------------------------------------------------------------          ---------------------------------
                                                                Weighted
                                                                 Average        Weighted                                  Weighted
                  Range of                  Number              Remaining        Average               Number              Average
                  Exercise              Outstanding at         Contractual      Exercise           Exercisable at         Exercise
                    Price             December 31, 1996           Life            Price           December 31,1996          Price
              --------------          -----------------        -----------     ----------         -----------------       ---------
              $   5.49-5.50                  456,300               7.9          $  5.49                 199,800           $   5.49
                    6.23                      30,000               8.4             6.23                  30,000               6.23


                  8.33-9.00                  120,000               9.3             8.45                   --                  --
                                             -------              -----         -------                 -------           ---------
                                             606,300               8.2          $  6.11                 229,800           $   5.59
                                             =======              =====         =======                 =======           =========


NOTE L-COMMITMENTS AND CONTINGENCIES

   The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

   The Bank's exposure to credit loss in the event of nonperformance by the customer on the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. At December 31, 1996 and 1995, total commitments to extend credit were approximately $23,568,000 and $22,941,000, respectively, in unfunded loan commitments. The Bank's experience has been that approximately 60 percent of loan commitments are drawn upon by customers.

   Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Since most of the letters of credit are expected to expire without being drawn upon, they do not necessarily represent future cash requirements. At December 31, 1996 and 1995, commitments under standby letters of credit aggregated approximately $391,000 and $258,000, respectively. In 1996 and 1995, the Bank was not required to perform on a standby letter of credit.





                                   Page F-28

                              TIB FINANCIAL CORP.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


NOTE L-COMMITMENTS AND CONTINGENCIES, (Continued)

   The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, residential real estate and income-producing commercial properties on those commitments for which collateral is deemed necessary.

The Company has employment agreements with three of its executive officers. Such agreements provide for minimum salary levels, adjustable solely at the discretion of the Board of Directors. These agreements contain certain provisions that, in the event a change in ownership control occurs, the term of the employment agreements becomes 24 months. If such a change in ownership control had occurred as of December 31, 1996, the commitment for future salary payments on these contracts would have been $690,000.


NOTE M-SUPPLEMENTAL FINANCIAL DATA

   Components of other expense in excess of 1 percent of total interest and other income are as follows for the years ended December 31:

                                                                               1996            1995            1994
                                                                           -----------     -----------     -----------
Operating supplies                                                         $   290,327     $   238,566     $   202,897
Computer services                                                              572,239         402,520         238,991
FDIC assessment                                                                 48,353         258,646         444,176
Legal and professional fees                                                    397,565         320,248         257,001





                                   Page F-29

                              TIB FINANCIAL CORP.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


NOTE N-FAIR VALUES OF FINANCIAL INSTRUMENTS

   The estimated fair values of the Company's financial instruments are as follows at December 31:

                                                            1996                                    1995
                                            ---------------------------------      ----------------------------------
                                                Carrying            Estimated           Carrying            Estimated
                                                  Value            Fair Value            Value             Fair Value
                                            ---------------     ---------------     ---------------     ---------------
Financial assets:
   Cash and cash equivalents                $    13,920,000     $    13,920,000     $     9,130,000     $     9,130,000
   Investment securities held to
     maturity                                    14,387,000          14,692,000          10,116,000          10,619,000
   Investment securities available for
     sale                                        36,490,000          36,490,000          50,845,000          50,845,000
   Loans                                        162,614,000         160,651,000         134,682,000         133,909,000
   Accrued interest receivable                    1,681,000           1,681,000           1,709,000           1,709,000


Financial liabilities:
   Noncontractual deposits                  $   125,491,000     $   125,491,000     $   118,966,000     $   118,966,000
   Contractual deposits                          79,493,000          79,955,000          73,492,000          74,125,000
   Short-term borrowings                         11,091,000          11,091,000           4,184,000           4,184,000
   Accrued interest payable                       1,743,000           1,743,000           1,433,000           1,433,000


Off-balance-sheet instruments:
   Undisbursed credit lines                                     $    23,568,000                         $    22,941,000
   Standby letters of credit                                            391,000                                 258,000


NOTE O-SUBSEQUENT EVENT

   On February 25, 1997, the Board of Directors of the Company declared a three-for-one stock split distributable on March 18, 1997, to shareholders of record February 25, 1997. This will result in 2,889,576 additional shares being issued. All references in the consolidated financial statements to number of shares, per share amounts, and market prices of the Company's common stock have been retroactively restated to reflect the increased number of shares outstanding as if the three-for-one stock split occurred January 1, 1994.





                                   Page F-30

                                        TIB FINANCIAL CORP.
                                           AND SUBSIDIARY
                             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
--------------------------------------------------------------------------------
================================================================================

        NOTE P-CONDENSED FINANCIAL INFORMATION OF TIB FINANCIAL CORP.

                          CONDENSED BALANCE SHEETS
                                 (Parent Only)

                                                                                               December 31,
                                                                                    ----------------------------------
                                                                                          1996                1995
                                                                                    ---------------    ---------------
                             ASSETS
Cash on deposit with subsidiary                                                      $      190,687     $      --
Dividends and other receivables                                                             469,999
Investment in subsidiary                                                                 22,260,609         21,063,146
Organization expenses                                                                       131,858            --
                                                                                     --------------     --------------
        TOTAL ASSETS                                                                 $   23,053,153     $   21,063,146
                                                                                     ==============     ==============

              LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
   Dividends payable                                                                 $      432,236     $      --
                                                                                     --------------     --------------
STOCKHOLDERS' EQUITY
   Common stock                                                                             432,236             70,975
   Surplus                                                                                6,140,199          6,150,518
   Retained earnings                                                                     16,207,233         14,663,648
   Market valuation reserve on investment securities available
     for sale                                                                              (158,751)           178,005
                                                                                     --------------     --------------
        TOTAL STOCKHOLDERS' EQUITY                                                       22,620,917         21,063,146
                                                                                     --------------     --------------
        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                   $   23,053,153     $   21,063,146
                                                                                     ==============     ==============





                                   Page F-31

                                        TIB FINANCIAL CORP.
                                           AND SUBSIDIARY
                             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                             YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
--------------------------------------------------------------------------------
================================================================================

  NOTE P-CONDENSED FINANCIAL INFORMATION OF TIB FINANCIAL CORP., (Continued)

                      CONDENSED STATEMENTS OF INCOME
                                 (Parent Only)

                                                                            For the years ended December 31,
                                                                  ----------------------------------------------------
                                                                       1996               1995                1994
                                                                  --------------     --------------     --------------
OPERATING INCOME
   Dividends from subsidiary paid to shareholders                 $    1,659,382     $    1,058,321            873,114
   Dividends from subsidiary                                             192,942             --                 --
                                                                  --------------     --------------     --------------
        TOTAL OPERATING INCOME                                         1,852,324          1,058,321            873,114
                                                                  --------------     --------------     --------------
OPERATING EXPENSE
   Amortization of organization costs                                      9,418             --                 --
   Other expense                                                          33,945             --                 --
                                                                  --------------     --------------     --------------
        TOTAL OPERATING EXPENSE                                           43,363             --                 --
                                                                  --------------     --------------     --------------
INCOME BEFORE INCOME TAX BENEFIT AND EQUITY IN
   UNDISTRIBUTED EARNINGS OF SUBSIDIARY                                1,808,961          1,058,321            873,114


INCOME TAX BENEFIT                                                        16,300             --                 --
                                                                  --------------     --------------     --------------

INCOME BEFORE EQUITY IN UNDISTRIBUTED EARNINGS OF
   SUBSIDIARY                                                          1,825,261          1,058,321            873,114


EQUITY IN UNDISTRIBUTED EARNINGS OF SUBSIDIARY                         1,377,706          1,942,622          1,812,508
                                                                  --------------     --------------     --------------
NET INCOME                                                        $    3,202,967     $    3,000,943     $    2,685,622
                                                                  ==============     ==============     ==============






                                   Page F-32

                              TIB FINANCIAL CORP.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
--------------------------------------------------------------------------------
================================================================================

  NOTE P-CONDENSED FINANCIAL INFORMATION OF TIB FINANCIAL CORP., (Continued)

                       CONDENSED STATEMENTS OF CASH FLOWS
                                 (Parent Only)

                                                                            For the years ended December 31,
                                                                  ----------------------------------------------------
                                                                       1996               1995                1994
                                                                  --------------     --------------     ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                   $    3,202,967     $    3,000,943     $    2,685,622
     Equity in undistributed earnings of subsidiary                   (1,377,706)        (1,942,622)        (1,812,508)
     Amortization of organization costs                                    9,418             --                 --
     Increase in other assets                                           (611,276)            --                 --
                                                                  --------------     --------------     --------------
        NET CASH PROVIDED BY OPERATING ACTIVITIES                      1,223,403          1,058,321            873,114
                                                                  --------------     --------------     --------------

CASH FLOWS FROM FINANCING ACTIVITIES

     Proceeds from exercise of stock options and
        warrants                                                         350,942             82,373            210,880
     Cash dividends paid                                              (1,227,146)        (1,058,321)          (873,114)
     Capital contributed to subsidiary                                  (156,512)           (82,373)          (210,880)
     Proceeds from note payable                                          124,000             --                 --
     Repayment of note payable                                          (124,000)            --                 --
                                                                  --------------     --------------     --------------
        NET CASH USED BY FINANCING ACTIVITIES
                                                                      (1,032,716)        (1,058,321)          (873,114)
                                                                  ==============     ==============     ==============

NET INCREASE IN CASH                                                     190,687             --                 --

CASH, BEGINNING OF YEAR                                                   --                 --                 --
                                                                  --------------     --------------     --------------
Cash, END OF YEAR                                                 $      190,687     $       --         $       --
                                                                  ==============     ==============     ==============





                                   Page F-33

        TABLE OF CONTENTS       Until ______, 1997, (90 days after the date of
                                this Prospectus), all dealers effecting
                                transactions in the registered securities,
Page                            whether or not participating in this
----                            distribution, may be required to deliver a
Additional Information........  Prospectus.  This is in addition to the obligation of dealers to deliver a Prospectus
Prospectus Summary............  when acting as underwriters and with respect to their unsold allotments or subscriptions.
Risk Factors..................  -----------------------------------------------
                                -
The Offering..................  No person has been authorized to give any information or to make any representations in
Dividend Policy...............  connection with the offer contained in this
                                Prospectus unless preceded or accompanied by
Use of Proceeds...............  this Prospectus, nor has any person been contained in this Prospectus, and, if given or
Capitalization................  made, such information or representations must not be relied upon.  This Prospectus does not
Business......................  constitute an offer or solicitation in any jurisdiction to any person to whom it is
Supervision and Regulation....  unlawful to make such offer or solicitation in such jurisdiction.  Neither the delivery of
Management....................  this Prospectus nor any sale made hereunder shall under any circumstances create an
Certain Transactions..........  implication that there has been no change in the facts herein set forth since the date
Principal Shareholders........  hereof.  However, if any material change occurs while this Prospectus is required by law to be
Description of Capital Stock..  delivered, this Prospectus will be amended or supplemented accordingly.
Legal Matters.................  -----------------------------------------------

Experts.......................


Financial Statements..........  -

                                                TIB FINANCIAL CORP.
                                        Up to 1,178,124 Shares of Common Stock
                                                by Selling Shareholders


                                        ---------------------------------------

                                                        PROSPECTUS

                                        ---------------------------------------

                                        ---------   -------, 1997

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.            OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses of this offering are estimated to be as set forth below. The Company will pay all of such expenses.


         Legal Fees and Expenses ................................     $   *
                                                                      -----------
         Blue Sky Fees ..........................................         *
                                                                      -----------
         Printing Fees ..........................................         *
                                                                      -----------
         SEC Registration Fee ...................................        1,910
                                                                      -----------
         EDGAR Filing Expenses ..................................         *
                                                                      -----------
         Accounting Fees and Expenses ...........................         *
                                                                      -----------
         Miscellaneous Expenses .................................         *
                                                                      -----------

                 Total ..........................................     $   *
                                                                      -----------

         * To be completed by amendment.


ITEM 14.INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Section 607.0831 of the Florida Business Corporation Act provides that a corporation's articles of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director. This Section also provides, however, that such a provision shall not eliminate or limit the liability of a director (i) for any appropriation, in violation of his duties, of any business opportunity of the corporation, (ii) for acts or omissions involving intentional misconduct or a knowing violation of law, (iii) for certain other types of liability set forth in the Act, and
(iv) for transactions from which the director derived an improper personal benefit. Article 6 of the Registrant's Articles of Incorporation contains a provision eliminating or limiting the personal liability of a director of the Registrant to the fullest extent authorized by the Florida Business Corporation Act.

   In addition, Section 607.0850 of the Florida Business Corporation Act provides for indemnification of directors and officers of the Registrant for liability and expenses reasonably incurred by them in connection with any civil, criminal, administrative, or investigative action, suit or proceeding in which they may become involved by reason of being a director or officer of the Registrant. Indemnification is permitted if the director or officer acted in a manner which he believed in good faith to be in or not opposed to the best interests of the Registrant and, with respect to, in criminal actions, if he had no reasonable cause to believe his conduct to be unlawful. Article 8 of the Registrant's Articles of Incorporation contains a provision providing for the indemnification of officers and directors and advancement of expenses to the fullest and officers liability insurance which insures against liabilities that directors and officers of the Registrant may incur in such capacities.

ITEM 15.     RECENT SALES OF UNREGISTERED SECURITIES

     During the past three years, the only sales of unregistered securities of the Company sold by the Company have been those shares issued pursuant to the Registrant's Incentive Stock Option Plan and Non-Statutory Stock Option Plan (collectively, the "Plan"). For the calendar years 1996 and 1997, the Company issued 35,400 and 21,690 shares, respectively, of Common Stock pursuant to the exercise of the Plan's grants of stock options to officers, employees and directors of the Company. In accordance with the terms of the Plan, the purchase price for the shares of Common Stock issued to such officers, employees and directors pursuant to the exercise of stock options was fixed at the time each such option was granted. During this period, such purchase price ranged between $5.49 and $5.50 per share. The sales of such shares by the Company pursuant to the exercises of all such options were exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof as sales not involving any public offering.

ITEM 16.     EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   The Documents as set forth on the Exhibit Index on page II-___ are incorporated herein by reference, and such documents are filed as exhibits to this Registration Statement.

ITEM 17.     UNDERTAKINGS.

   The undersigned Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES
   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Key Largo, State of Florida, on March 25, 1997.

             TIB FINANCIAL CORP.


             By:      /s/ Edward V. Lett
                ---------------------------------
                  Edward V. Lett, President


                               POWER OF ATTORNEY


   Know All Men By These Presents, that each person whose signature appears below constitutes and appoints Edward V. Lett as his true and lawful attorneys-in-fact and agents,with full power of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:


 Signature                            Title                                Date
 ---------                            -----                                ----
  /s/ Edward V. Lett                  Director, President and Principal    March 25, 1997
 ---------------------------------    Executive Officer; Principal
 Edward V. Lett                       Financial and Accounting Officer


  /s/ W. Kenneth Meeks                Director and Chairman                March 25, 1997
 ----------------------------------
 W. Kenneth Meeks



  /s/ BG Carter                       Director                             March 25, 1997
 ---------------------------------
 BG Carter


  /s/ Armando J. Henriquez            Director                             March 25, 1997
 ----------------------------------
 Armando J. Henriquez





                      [SIGNATURES CONTINUED ON NEXT PAGE]


 Signature                            Title                                Date
 ---------                            -----                                ----
  /s/ James R. Lawson, III            Director                             March 25, 1997
 ----------------------------------
 James R. Lawson, III



  /s/ Scott A. Marr                   Director                             March 25, 1997
 ----------------------------------
 Scott A. Marr


  /s/ Derek D. Martin-Vegue           Director                             March 25, 1997
 ----------------------------------
 Derek D. Martin-Vegue




  /s/ Joseph H. Roth, Jr.             Director                             March 25, 1997
 ----------------------------------
 Joseph H. Roth, Jr.


                                      Director
 ----------------------------------
 Marvin F. Schindler



  /s/ Richard J. Williams             Director                             March 25, 1997
 ----------------------------------
 Richard J. Williams



 Exhibit No.                          Description                          Sequential Page
 -----------                          -----------                          ---------------
 3.1*                                 Articles of Incorporation

 3.2*                                 Bylaws

 4.1*                                 Specimen Stock Certificate

 5.1**                                Opinion of Holland & Knight LLP
                                      as to legality of the securities
                                      being registered

 10.1*                                Employment Contract between
                                      Edward V. Lett and TIB Bank of
                                      the Keys

 10.2*                                401(K) Savings and Employee Stock
                                      Ownership Plan

 10.3*                                Employee Incentive Stock Option
                                      Plan

 10.4                                 Employment Contract between
                                      Daniel W. Taylor and TIB Bank of
                                      the Keys

 10.5                                 Employment Contract between
                                      Millard J. Younkers, Jr. and TIB
                                      Bank of the Keys

 10.6                                 Employment Contract between
                                      Edward V. Lett and TIB Bank of
                                      the Keys (as amended September 24,
                                      1996)

 11.1                                 Computation of Earnings Per Share

 21.1                                 Subsidiaries of the Company.  The
                                      sole subsidiary of the Company is
                                      TIB Bank of the Keys, Key Largo,
                                      Florida, which is wholly owned by
                                      the Company

 23.1**                               Consent of Holland & Knight LLP
                                      (included in Exhibit 5.1)

 23.2                                 Consent of KPMG Peat Marwick LLP

 23.3                                 Consent of Bricker & Melton, P.A.

 27                                   Financial Data Schedule

* Items 3.1 through 4.1, and 10.1 through 10.3, as listed above, were previously filed by the Company as Exhibits (with the same respective Exhibit Number as indicated herein) to the Company's Registration Statement (Registration No. 333-03499) and such documents are incorporated herein by reference.

**     To be filed by amendment.